UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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THE HANOVER INSURANCE GROUP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Hanover Insurance Group Notice of Annual Meeting and Proxy Statement ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2022

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from Cynthia L. Egan, Chair of our Board, and John C. Roche, our President and Chief Executive Officer

March 25, 2022

TO OUR FELLOW SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 10, 2022, at 9:00 a.m. Eastern time, in a virtual, online meeting format. We believe that the online, virtual meeting format enables the Annual Meeting to be accessible for all of our shareholders despite the uncertainty regarding the public health situation caused by COVID-19. Please see the notice on the following page for additional information about the meeting and how to register to attend.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. This Proxy Statement also describes the corporate governance policies and practices that guide the Board’s oversight of the Company’s business, risks, conduct, and environmental, social and governance (“ESG”) considerations for the long-term benefit of our stakeholders. The Board, on behalf of our shareholders, is actively engaged in the governance, audit, compensation and other matters addressed in this Proxy Statement.

Your vote is important to us. We hope you will vote as soon as possible. Please review the instructions concerning each of your voting options described in this Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

On behalf of the Board of Directors, the executive leadership team and all our employees, we would like to thank you for your investment and continued support of The Hanover Insurance Group.

Sincerely,

Cynthia L. Egan Chair of the Board of Directors and Independent Presiding Director	John C. Roche President, Chief Executive Officer and Director

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2022

To the Shareholders of The Hanover Insurance Group, Inc.:

Set forth below are details regarding the 2022 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Virtual, online meeting - registration available until 5:00 p.m. Eastern time on Friday, May 6, 2022 at www.proxydocs.com/THG

DATE AND TIME: Tuesday, May 10, 2022, at 9:00 a.m. Eastern time

ITEMS OF BUSINESS: 1.  The election of five individuals to the Board of Directors; 2.  Approval of the 2022 Long-Term Incentive Plan; 3. The advisory approval of the Company's executive compensation; 4.  The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2022; and 5.  Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE: The Board of Directors has fixed March 14, 2022 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

Worcester, Massachusetts

March 25, 2022

Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote at the meeting, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 10, 2022: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1 – 6) Meeting: Annual Meeting of Shareholders Date: Tuesday, May 10, 2022 Time: 9:00 a.m. Eastern time Location: Virtual, online meeting - registration available until 5:00 p.m. Eastern time on Friday, May 6, 2022 at www.proxydocs.com/THG Record Date: March 14, 2022 Common Stock Outstanding: 35,566,344 shares Voting: One vote per share of Common Stock Registrar & Transfer Agent: Computershare Limited Proxy Solicitor: Georgeson LLC Corporate Website: www.hanover.com Investor Relations: www.hanover.com – under “Investors” Annual Report: www.hanover.com – under “Investors – Annual Reports” Corporate Responsibility Website: www.hanover.com – under “Why The Hanover – ESG overview” CORPORATE GOVERNANCE (see pages 7 – 22) Director Nominees: (each for a three-year term expiring in 2025, except as noted) Martin P. Hughes – Independent (for a two-year term expiring in 2024); Kevin J. Bradicich – Independent; Theodore H. Bunting, Jr. – Independent; Joseph R. Ramrath – Independent; and John C. Roche – President & CEO. Director Election Standard: Majority of votes cast Current Board Composition: 12 members (11 independent) Board Meetings in 2021: 6 Standing Board Committees (Meetings in 2021): Committee of Independent Directors (6); Audit (14); Compensation and Human Capital (10); Nominating and Corporate Governance (5) Board Leadership: Separate CEO and Chair Board Communications: Mail: The Hanover Insurance Group, Inc. Board of Directors, Attn: Corporate Secretary 440 Lincoln Street, Worcester, MA 01653 Web: www.HanoverAlertLine.com Phone: 1-800-533-2547 Code of Conduct: www.hanover.com under “Why The Hanover—Our governance—Company policies—Code of conduct policy” EXECUTIVE COMPENSATION (see pages 33 – 62) 2021 Company Highlights: Net income of $418.7 million Repurchased approximately 1.2 million shares of our Common Stock for approximately $162.6 million Net premiums written increased 8.6% Increased ordinary quarterly dividend by 7.1% Principal Components of Executive Compensation: Annual base salary Short-term incentive comp. Long-term incentive comp. Significant Compensation Practices: Multi-year vesting for long-term awards Significant stock ownership requirements for directors/officers “Double trigger” for change in control benefits under the Employment Continuity Plan Clawback policy Prohibition on pledging/hedging Company stock Limited perquisites Cap on payouts under variable incentive compensation programs No “280G tax gross ups” for payments to executive officers History of not repricing stock options MATTERS TO BE VOTED ON Agenda Item Board Recommendation See Page(s) 1. Election of five director nominees FOR each nominee 23 2. Approval of the 2022 Long-Term Incentive Plan FOR 24 3. Advisory vote on executive compensation FOR 30 4. Ratification of the appointment of PwC as our independent, registered public accounting firm for 2022 FOR 31-32

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 25, 2022 via the internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 10, 2022 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the internet. The Notice also instructs you on how to vote your shares via the internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2021 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of five directors;
•	approval of The Hanover Insurance Group 2022 Long-Term Incentive Plan (the “2022 Stock Plan”);
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2022.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management and the Board will respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 14, 2022 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson LLC of New York, NY, to help us solicit proxies personally or by mail, phone or internet. We anticipate the costs of this service will be approximately $15,000, plus reasonable expenses. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, the internet, or electronic or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends you vote your shares “FOR” the election of each Board nominee and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 35,566,344 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present either in person or by proxy to constitute a quorum. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes also will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2022.

How do I vote? You may either participate in and vote at the Annual Meeting or vote by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

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If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the internet or via the toll-free number in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, neither the Board nor management is aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record participating in the Annual Meeting may vote at the Meeting regardless of whether the shareholder previously delivered a proxy. Shares held beneficially in street name by holders participating in the Annual Meeting may only vote at the meeting if you obtain and present, as part of the Meeting registration process, a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Participation at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Approval of the 2022 Stock Plan	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
4. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2022	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Bradicich is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were he not to receive the requisite vote at the Annual Meeting, his tendered resignation would not be effective until the end of his current term in 2024.

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How do participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) vote their shares? ESPP participants who retain their issued shares are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions. ESPP participants’ voting instructions are kept confidential by the administrator of the ESPP.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders of record as of the Record Date and to invited guests of the Board. The meeting will be held in a virtual, online meeting format; shareholders will not be able to physically attend the Annual Meeting. The virtual meeting format enables the Annual Meeting to be accessible for all of our shareholders despite the uncertainty regarding the public health situation caused by COVID-19. Registration for the Meeting will be available until 5:00 p.m. Eastern time on Friday, May 6, 2022 at www.proxydocs.com/THG. Individuals who hold shares in “street name” may be required to provide proof of their share ownership as of the Record Date to register to attend the Meeting, including the control number provided by your broker, your broker’s name, your name, and the number of THG shares held. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Annual Meeting. More information regarding how to access technical support for shareholders prior to the Meeting is available at www.proxydocs.com/THG, and for shareholders who properly register, the email containing your unique live meeting link will provide information on the technical support that will be available during the Meeting.

How can I submit questions for consideration at the Annual Meeting? Shareholders will be able to submit appropriate questions for consideration at the Annual Meeting in advance of the Meeting by visiting the Meeting registration site at www.proxydocs.com/THG. Shareholders who properly register for the Annual Meeting will also be able to submit an appropriate question or present proper business during the Meeting by making a submission through the online Meeting platform. The Rules of Conduct and Procedure for the Meeting will also be posted on www.proxydocs.com/THG. The Rules of Conduct and Procedure contain additional details on how questions and submissions for proper business will be addressed at the Annual Meeting.

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COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of the Record Date by (i) each director of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class

Kevin J. Bradicich	4,961		*
Theodore H. Bunting, Jr.	1,900		*
Jane D. Carlin	—	(1)	*
J. Paul Condrin III	1,221		*
Cynthia L. Egan	9,448		*
Jeffrey M. Farber	230,445	(2)	*
Daniel T. Henry	15,356		*
Martin P. Hughes	3,897		*
Dennis F. Kerrigan	7,857	(3)	*
Wendell J. Knox	29,715	(4)	*
Kathleen S. Lane	1,884	(5)	*
Richard W. Lavey	114,598	(6)	*
Joseph R. Ramrath	28,699	(7)	*
John C. Roche	333,783	(8)	*
Bryan J. Salvatore	67,502	(9)	*
Harriett “Tee” Taggart	13,631	(7)	*
Current directors and executive officers, as a group (19 persons)	903,753	(10)	2.50%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Some directors have deferred receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Wells Fargo Bank, N.A. As of March 14, 2022, the Rabbi Trust held 10,863 shares of Common Stock pursuant to deferrals by directors. In accordance with regulations prescribed by the SEC, and even though such director has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Excludes 5,929 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(2)	Includes 197,160 shares underlying options exercisable within 60 days of March 14, 2022. Mr. Farber shares voting and investment power with his wife with respect to 7,500 shares.
(3)	Consists of 7,857 shares underlying options exercisable within 60 days of March 14, 2022.
(4)	Excludes 2,467 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(5)	Excludes 2,467 shares held by the Rabbi Trust, the receipt of which Ms. Lane has deferred.
(6)	Includes 91,054 shares underlying options exercisable within 60 days of March 14, 2022.
(7)	Shares voting and investment power with spouse.
(8)	Includes 272,881 shares underlying options exercisable within 60 days of March 14, 2022 and 7,652 shares held by his spouse.
(9)	Includes 54,686 shares underlying options exercisable within 60 days of March 14, 2022.
(10)	Includes 642,075 shares underlying options exercisable within 60 days of March 14, 2022. Excludes 10,863 shares held by the Rabbi Trust. See footnotes 1-9 above.

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO, and each of our other executive officers (as well as certain other senior officers designated by the CEO) should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO (as well as each executive officer) should achieve and maintain an ownership level with a value equal to at least two to four times his or her base salary (four to six times base salary for the CEO and one to two times base salary for other senior officers). The guidelines credit shares held outright by the officer and by immediate family members residing in the same household, whether held individually or jointly by the officer or the immediate family member, unvested restricted stock, restricted stock units, performance-based

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     4

restricted stock units (measured at target), shares held in estate planning vehicles of the officer, and any shares that have been earned but the payment of which has been deferred. Regardless of their vesting status, shares subject to unexercised stock options are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of the Record Date, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($142.02 per share, the closing price of our Common Stock on March 14, 2022), or if higher, the value of the shares on the date of acquisition.

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	125,899	16.3
Jeffrey M. Farber	2016	63,384	12.2
Richard W. Lavey	2004	37,964	8.3
Bryan J. Salvatore	2017	25,518	6.0
Dennis F. Kerrigan	2020	9,863	2.6

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). The guidelines credit directors for shares held outright by the director and by his or her immediately family members residing in the same household, whether held individually or jointly by the director or the immediate family member and shares held in estate planning vehicles of the director. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of the Record Date, each director’s share ownership as a multiple of the value of the current annual stock retainer ($135,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($142.02 per share, the closing price of our Common Stock on March 14, 2022), or if higher, the value of the shares on the date of acquisition.

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Kevin J. Bradicich	2018	4,961	5.2
Theodore H. Bunting, Jr.	2020	1,900	2.0
Jane D. Carlin	2016	5,929	6.2
J. Paul Condrin III	2021	1,221	1.3
Cynthia L. Egan	2015	9,448	9.9
Daniel T. Henry	2014	15,356	16.2
Martin P. Hughes	2020	3,897	4.1
Wendell J. Knox	1999	32,182	33.9
Kathleen S. Lane	2018	4,351	4.6
Joseph R. Ramrath	2004	28,699	30.2
Harriett “Tee” Taggart	2009	13,631	14.3

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Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 14, 2022.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

The Vanguard Group, Inc.	3,687,024	(1)	10.37%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,185,224	(2)	8.96%
55 East 52nd Street
New York, NY 10055

(1)

Based on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group, Inc. that reported sole voting power with respect to zero shares, sole dispositive power with respect to 3,637,989 shares, shared voting power with respect to 18,177 shares and shared dispositive power with respect to 49,035 shares as of December 31, 2021.

(2)

Based on a Schedule 13G/A filed on February 1, 2022 by BlackRock, Inc. that reported sole voting power with respect to 3,073,470 shares and sole dispositive power with respect to 3,185,224 shares as of December 31, 2021. The 13G/A also reported that its subsidiary, BlackRock Fund Advisors, beneficially owned five percent or greater of the Company’s Common Stock as of December 31, 2021.

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CORPORATE GOVERNANCE

The Board has long been focused on and committed to responsible and effective corporate governance in order to promote sustainable, long-term shareholder value. The following section: (i) identifies our continuing directors and director nominees, highlights their qualifications, and provides a snapshot of Board expertise, diversity and tenure on an aggregate basis; (ii) describes the Board’s independence from management and its leadership structure; (iii) outlines the standing Board committees and their oversight responsibilities; and (iv) highlights other key aspects of our corporate governance, including the Board’s oversight of key environmental, social and governance (“ESG”) topics.

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “Why The Hanover-Our Governance-Corporate governance guidelines.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Information on our website is not part of, or incorporated into, this Proxy Statement.

There are five nominees for election to the Board this year. Mr. Hughes is being nominated to serve for a two-year term expiring in 2024 to coincide with his mandatory retirement age under our director retirement policy. Messrs. Bradicich, Bunting, Ramrath and Roche are each being nominated to serve for a three-year term expiring in 2025. Mr. Bradicich, whose current term expires in 2024, is being nominated for a three-year term in order to maintain appropriate balance in the size of each of our director classes.

Citing personal reasons, on February 8, 2022, Mr. Daniel T. Henry notified the Board of his intention to resign from the Board, effective following the Annual Meeting. The Board has voted to reduce the size of the Board to 11 members, effective immediately following the Annual Meeting and the resignation of Mr. Henry.

Each Board member and nominee has served as a director since the last Annual Meeting.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below. Following the individual director descriptions, we have provided the current key competencies, diversity profile of the Board on a collective basis, and Board tenure and refreshment in the section titled “Board Profile and Diversity” beginning on page 10. For a description of the skill set that the Board seeks in a director and how the individual and collective director qualifications set forth below tie to the Board’s expectations, see “Director Qualifications” on page 16.

Director Nominees

Kevin J. Bradicich Age: 64 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich is a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Bradicich’s term will expire in 2025.

Theodore H. Bunting, Jr. Age: 63 Director since 2020

Mr. Bunting most recently served as group president, utility operations, at Entergy Corporation, an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983. Mr. Bunting is also a director of Unum Group, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, Infrastructure and Energy Alternatives, Inc., a publicly traded infrastructure construction company, and of NiSource Inc., a publicly traded natural gas utility company. We believe Mr. Bunting’s qualifications to serve on our Board include his extensive accounting and operations experience, his many years of management experience while with Entergy, and his experience on the boards of other publicly traded companies.

Mr. Bunting is a member of the Audit Committee. If re-elected, Mr. Bunting’s term will expire in 2025.

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Martin P. Hughes Age: 73 Director since 2020

Mr. Hughes serves as non-executive Chair of the Board of Directors of HUB International Limited (“HUB”), a privately held insurance brokerage firm providing an array of property, casualty, risk management, life and health, employee benefits, investment, and wealth management products and services across North America. Mr. Hughes previously served as Chair and CEO of HUB from 1999 to 2018, including while it was a public, New York Stock Exchange-listed company, before its sale to private investors. In addition, Mr. Hughes was Executive Chair of HUB from 2018 to January 2020. He joined Mack and Parker, Inc., an independent insurance agency (now a part of HUB), in 1973, where he served as President from 1990 to 1999, and as Chair from 1999 to 2001. Mr. Hughes has also served as chair of both the Council of Insurance Agents & Brokers, an association of the top commercial insurance and employee benefits intermediaries, as well as Assurex Global, a leading worldwide insurance services organization. We believe Mr. Hughes’s qualifications to serve on our Board include his over 40 years of experience in the insurance brokerage industry, his knowledge of both the property and casualty insurance industry and the agency and brokerage sales channel, his prior service as chief executive officer of a public company, and his many years of management and transactional experience in the insurance industry.

Mr. Hughes is a member of the Audit Committee. If re-elected, Mr. Hughes’s term will expire in 2024.

Joseph R. Ramrath Age: 65 Director since 2004

Mr. Ramrath is Senior Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm that he cofounded in 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Nominating and Corporate Governance Committee. If re-elected, Mr. Ramrath’s term will expire in 2025.

John C. Roche Age: 58 Director since 2017

Mr. Roche became President and Chief Executive Officer in November 2017. Prior to that, he served as Executive Vice President and President, Hanover Agency Markets since February 2017. Until February 2017, Mr. Roche was Executive Vice President, President Business Insurance since 2013 and head of Field Operations since 2014. Prior to that, he served as Senior Vice President, President Business Insurance from 2009 to 2013 and has held the following other positions since joining the Company in 2006: Vice President, Field Operations and Vice President, Underwriting and Product Management, Commercial Lines. From 1994 to 2006, Mr. Roche served in a variety of leadership positions at St. Paul Travelers Companies, Inc., last serving as Vice President, Commercial Accounts. Previously, Mr. Roche served in a variety of underwriting and management positions at Fireman’s Fund Insurance Company and Atlantic Mutual Insurance Company. We believe Mr. Roche’s qualifications to serve on our Board include his more than 25 years of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers and his detailed understanding of the Company and its business.

If re-elected, Mr. Roche’s term will expire in 2025.

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Directors Continuing in Office

Jane D. Carlin Age: 66 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin also served as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, from September 2012 until its acquisition by Ocwen Financial Corporation in October 2018. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is Chair of the Audit Committee. Ms. Carlin’s term expires in 2023.

J. Paul Condrin III Age: 60 Director since 2021

Mr. Condrin is Chair of the Board of Trustees of Bentley University. Mr. Condrin has served on the Bentley Board of Trustees since 2013 and served as Interim President from June 2020 to May 2021. Before his retirement in 2018, Mr. Condrin was Executive Vice President and President, Commercial Insurance for Liberty Mutual Insurance. During his 29 years at Liberty Mutual, Mr. Condrin served in other senior roles, including as President of three additional strategic business units, Corporate CFO and Corporate Comptroller. Mr. Condrin began his career at KPMG, where he specialized in serving insurance companies and higher education institutions. We believe Mr. Condrin’s qualifications to serve on our Board include his many decades of extensive experience in and knowledge of the insurance industry, including his many years of senior management experience.

Mr. Condrin is a member of the Compensation and Human Capital Committee. Mr. Condrin’s term expires in 2024.

Cynthia L. Egan Age: 66 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company, President of the Fidelity Charitable Gift Fund, and Executive Vice President of Fidelity Management Research Co. From 2014 to 2015, she was an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, Huntsman Corporation, a publicly traded global manufacturer and marketer of differentiated and specialty chemicals, and of the BlackRock Fixed Income Funds Complex, a fund complex comprised of 102 mutual funds. Ms. Egan also serves as Chair of the Board of Visitors of the University of Maryland School of Medicine. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Chair of the Board and a member of the Compensation and Human Capital Committee. Ms. Egan’s term expires in 2024.

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Wendell J. Knox Age: 74 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates Inc., a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates Inc. and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 55 funds. He also served on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm until March 2021. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is Chair of the Compensation and Human Capital Committee. Mr. Knox’s term expires in 2023.

Kathleen S. Lane Age: 64 Director since 2018

Ms. Lane served as Executive Vice President and Chief Information Officer at The TJX Companies, Inc. from 2008 to 2013. Prior to joining TJX, Ms. Lane was Group Chief Information Officer at National Grid plc from 2006 to 2008. In addition, she served as Chief Information Officer at the Gillette Company, GE Oil & Gas, and GE Vendor Financial Services. Ms. Lane also served as Director, Technology Services of Pepsi Cola International and began her career at The Procter & Gamble Company. Ms. Lane is also a director of Armstrong Flooring, Inc., a publicly traded leading global producer of flooring products. Ms. Lane previously served as a director of EarthLink Holdings Corp., a publicly traded IT services, network and communications provider, from 2013 to 2017, and of Bob Evans Farms, Inc., a publicly traded operator of over 500 restaurants and a producer and distributer of food products, from 2014 to 2018. We believe Ms. Lane’s qualifications to serve on our Board include her many years of executive and management experience as a Chief Information Officer at leading companies and her experience on other public company boards of directors.

Ms. Lane is a member of the Nominating and Corporate Governance Committee. Ms. Lane’s term expires in 2024.

Harriett “Tee” Taggart Age: 73 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart served as a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer, from 2007 until 2020 and as a trustee of the Eaton Vance Mutual Fund Complex from 2011 to 2018. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her four decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is a member of the Audit Committee. Ms. Taggart’s term expires in 2023.

Board Profile and Diversity

The Board believes diversity among its members provides the Company a depth and breadth of insight, perspective and experience that is important to effective corporate governance and in addressing the complex challenges that the Company faces. To this end, the Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board.

The NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The matrix details key competencies, demographic information, and outside public company board, committee, committee chair and CEO experience. The NCGC tracks each director’s level of current and developing expertise across the key competencies in order for the Board to ensure that it can effectively oversee the long-term success of the Company and to align with the Company’s goal of being a premier property and casualty company in the independent agency channel.

On a collective basis, the Board has expertise in the following categories of key competencies:

✓	property & casualty insurance (beyond service on our Board)
✓	financial services

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✓	mergers, acquisitions, and strategic business combinations
✓	finance / accounting
✓	investments / portfolio management
✓	technology
✓	operations
✓	marketing and distribution
✓	governance

In recognition of the evolving importance of certain key competencies, in 2021 the NCGC reviewed and expanded the matrix to add the following key competencies, all of which members of the Board, on a collective basis, also identified expertise in:

✓	two sub-categories of property & casualty, one for underwriting and one for distribution
✓	capital markets (now presented as a stand-alone competency, separate from investments)
✓	risk management
✓	information security
✓	artificial intelligence / big data
✓	legal / regulatory
✓	investor relations
✓	corporate strategy
✓	human resources / human capital management (replacing the narrower former category of senior management and talent development)
✓	ESG

On a collective basis, the demographic profile of all director nominees and directors continuing in office after the Annual Meeting is reflected below.

Independence 91% Independent (10 of 11 members) Racial/Ethnic Diversity 18% People of Color (2 of 11 members)

Gender Diversity 36% Female (4 of 11 members) Board Leadership Roles 50% Female Leadership in Board Chair and Committee Chair roles (2 of 4 roles)

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The Board recognizes the importance of Board refreshment to provide fresh ideas and perspectives and strives to balance refreshment with the benefits of tenure, namely Company Board experience and continuity. In the last two years we have added two new directors, and one director retired from the Board after reaching mandatory retirement age under our Board retirement policy. For purposes of providing a current snapshot of the Board, all of our current directors as of March 1, 2022 are included in the Board tenure profile below.

Board Tenure as of March 1, 2022 8+ years 25% Average Tenure: 7.2 years 50% 0-4 years Median Tenure: 4.5 years 5-8 years 25%

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines the director has no material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE.

Mr. Hughes serves as non-executive chairman of HUB, and he is a former executive and employee of HUB. We conduct regular business activities with HUB. Most significantly, HUB is one of the Company’s appointed agents, placing both commercial lines and personal lines business with us. The Board and the NCGC examined these relationships again in 2022, as well as those of an immediate family member of Mr. Hughes who is a HUB executive, in light of the independence standards adopted by the NYSE and our Corporate Governance Guidelines and concluded that Mr. Hughes is independent under these standards. This conclusion was supported by the fact that the commission amounts paid to HUB did not exceed the relevant objective thresholds set forth in the applicable independence standards, Mr. Hughes is no longer an executive or employee of HUB, and because neither Mr. Hughes nor his family member are directly or indirectly involved in any transactions with the Company or any of its subsidiaries, nor will either of their compensation be directly or indirectly impacted by such transactions.

After review by and following the recommendation of, the NCGC, the Board determined that every director is independent under the applicable standards, with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction must be presented to the Audit Committee for review, and the Audit Committee may approve, ratify or reject the transaction. In the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it

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and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith.

The Company employs the daughter of Ann K. Tripp, who served as Executive Vice President, Chief Investment Officer and Treasurer of the Company and President, Opus Investment Management, Inc. during 2021 prior to her retirement. Ms. Tripp’s daughter received compensation (salary and bonus) of approximately $152,000 in 2021. Ms. Tripp’s daughter did not report either directly or indirectly to Ms. Tripp, and Ms. Tripp was not involved in the recruiting or hiring of this family member, or in any decisions affecting her individual compensation. Her compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Although the approval of employment of a related person who works for the Company in the ordinary course of business and whose employment is consistent with the Company's policies and practices with respect to the employment of non-related persons in similar positions is not required under our policy, the Audit Committee has reviewed and approved this employment relationship. The Company and the Board are unaware of any transactions that required approval under the related-person transaction policy in 2021.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Why The Hanover—Our governance—Company policies—Related person transaction policy.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chair of the Board in recognition of the differences between the two positions.

CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Leadership Structure Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Additionally, we believe that separating the roles and having an independent Chair of the Board is consistent with corporate governance best practices and better supports effective management oversight and risk management. We have separated these roles since 2002. While we believe these goals can be achieved without necessarily separating the CEO and Chair designations, we also take into consideration Ms. Egan’s demonstrated skill in leading our Board and counseling management.

Ms. Egan’s duties as Chair of the Board are determined by the Board and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). The Chair of the Board may also be appointed to any committee of the Board.

It is the Board’s practice that in advance of regularly scheduled Board and committee meetings, the Chair of the Board, each Board committee chair, and the CEO convene to discuss and set the agendas for the respective meetings, based principally on a review of an annual topical calendar, prior discussions among directors and current topics of interest or concern. It is Ms. Egan's practice to speak with each director following regularly scheduled Board meetings and to have other regular discussions with directors as she deems appropriate, to solicit ongoing feedback and reinforce inclusiveness and engagement. She also typically meets individually with the CEO, Chief Financial Officer, and General Counsel of the Company following each Board meeting and as she otherwise deems appropriate.

The Board generally convenes in executive session (i.e., with no members of management present) in connection with regularly scheduled Board meetings and at other times as deemed appropriate. In addition, the Board regularly meets with the Chief Executive Officer with no other members of management present. Directors have regular access to other members of senior management.

Board Meetings and Attendance

During 2021, there were six meetings of the full Board of Directors. In addition to formal Board and committee meetings held throughout the year, directors routinely engage in communications and interactions and convene informal telephonic or in-person meetings for discussion or planning purposes. The Board routinely convenes meetings at its headquarters in Worcester, Massachusetts, and periodically convenes meetings at other locations. Due to the ongoing global pandemic, in 2021 most Board and committee meetings were held virtually through the use of videoconferencing technology so that participants could hear and see each other.

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For meetings held in 2021, all of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of which they were members. In addition, as provided in the Company’s Corporate Governance Guidelines, all continuing directors and director nominees are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s virtual annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation and Human Capital Committee (the “C&HCC”), and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The responsibilities of each of the committees are set forth in their charters, which are reviewed annually. Committee charters are available on the Company’s website, www.hanover.com, under “Why The Hanover—Our governance—Committee charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary. For a detailed discussion of the Board and Board committee roles in the oversight of ESG topics, please see “ESG, Sustainability and Corporate Responsibility—Board and Management Oversight of ESG Risks and Opportunities” beginning on page 20 below.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee

Kevin J. Bradicich	✓	✓			✓
Theodore H. Bunting, Jr.	✓	✓	✓
Jane D. Carlin	✓	✓	✓ (Chair)
J. Paul Condrin III	✓	✓		✓
Cynthia L. Egan (Board Chair)	✓	✓		✓
Daniel T. Henry	✓	✓		✓
Martin P. Hughes	✓	✓	✓
Wendell J. Knox	✓	✓		✓ (Chair)
Kathleen S. Lane	✓	✓			✓
Joseph R. Ramrath	✓	✓			✓ (Chair)
Harriett “Tee” Taggart	✓	✓	✓
Number of meetings held in 2021†		6	14	10	5
(Chair)	Denotes the Chair of the applicable committee
†	Does not include informal meetings held by the committees throughout the year

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the CID is responsible for reviewing and approving the recommendations of the C&HCC and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or hold telephonic committee meetings. Topics of discussion at executive sessions include, among other things: the Company’s strategy, annual business plan and progress; key risks and challenges facing the Company; leadership development and succession; and other matters addressed during regular Board sessions with management.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience, and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Messrs. Bunting and Hughes are Audit Committee financial experts and Mses. Carlin and Taggart are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     14

determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;
•

PwC’s depth of knowledge of the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The Audit Committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following regularly scheduled committee meetings. The Audit Committee also meets from time to time in executive sessions with the Company’s Chief Actuary, Chief Risk Officer and General Counsel.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, control systems, reserving practices, information security and disaster recovery programs, compliance with legal and regulatory requirements, outstanding major litigation (if applicable), and major enterprise risks, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted above, the Audit Committee is also responsible for reviewing related-person transactions and assisting the Board in assessing the adequacy of the Company’s enterprise risk management program. The Audit Committee receives periodic reports regarding developments in the regulatory environment and relevant legislative reforms.

In 2021, the Audit Committee approved updates to its charter to address its responsibility for reviewing: (i) management’s overall approach to managing and mitigating the Company’s exposure to data security and privacy risk; and (ii) the Company’s information technology’s program to monitor and assess data security and the related efforts associated with cybersecurity, considering, among other things, emerging cybersecurity developments and threats.

Compensation and Human Capital Committee

The C&HCC has oversight responsibility with respect to compensation matters involving directors and executive officers of THG and makes compensation decisions regarding our executive officers (other than the CEO). In conjunction with the Chair of the Board and the NCGC, the C&HCC annually reviews the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs applicable to all employees, and oversees a risk-based analysis of the Company’s incentive arrangements. Except to the extent reviewed by the Board, the C&HCC is also tasked with periodically reviewing the Company’s strategies, policies, practices and experience relating to recruiting and retention, personnel practices, succession planning, corporate culture and human capital development, including policies and practices relating to inclusion and diversity (“I&D”) and pay equity. In 2021, the C&HCC approved updates to its charter to further codify its oversight of all the areas described in the preceding sentence.

In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16. Each of the members of the C&HCC satisfies the independence requirements of the NYSE rules and applicable SEC requirements. The C&HCC may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the C&HCC engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to assist it in making compensation decisions and to provide related information and advice.

During 2021, a representative of F.W. Cook:

•	regularly attended, either in person, telephonically or via video conference, C&HCC meetings;
•	periodically participated in executive sessions of the C&HCC, at which no members of management were present;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;

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•	provided input to the C&HCC and to management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers and directors; and
•	reviewed and provided comments to the executive compensation disclosure in the 2021 Proxy Statement.

F.W. Cook was selected by, and reports to, the C&HCC. F.W. Cook is not engaged by the Company for any other purpose, and the C&HCC reviews all compensation payable to this firm.

Pursuant to its charter, the C&HCC may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The C&HCC reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Compensation Committee Interlocks and Insider Participation

During 2021, our C&HCC consisted of Ms. Egan and Messrs. Condrin, Henry and Knox. None of our executive officers serve, or during 2021 served, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or C&HCC.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The NCGC coordinates and oversees the Board’s evaluation of the individual directors who are eligible for re-nomination and election at each annual meeting of shareholders. The committee recommended this year’s candidates for election and, in consultation with the Chair of the Board, recommends Board member committee assignments to the full Board. The NCGC is responsible for facilitating the Board’s annual review of the performance of the CEO. The NCGC also monitors the Company’s corporate citizenship, charitable giving, sustainability and ESG efforts, as well as shareholder advocacy matters.

Director Evaluation Process

The NCGC leads an annual review of the Board that examines, at the Board level and at each committee level, overall effectiveness across multiple evaluation areas, including: governance processes; whether the Board and the committees are maintaining the proper level of oversight; Board composition and function; meeting content, structure and preparation; and management’s interaction with the Board. The NCGC facilitates discussion of the results of the assessment annually among the Board and each Board committee, with the Chair leading the process for the full Board and each committee chair leading the process for their own committee. Our evaluation process encompasses an examination of the Board as a whole, each Board committee, and each individual director whose term is expiring at the next annual meeting, to determine if that director should be re-nominated for another term. Evaluations of individual directors who are up for re-nomination include a peer review questionnaire that is completed by each of the other directors and reviewed by the Board Chair and NCGC Chair or, in instances where one of these chairs is the subject of an evaluation, as is the case this year for Mr. Ramrath, by the other chair and another member of the NCGC. The NCGC considers the feedback in its assessment of individual member contributions when making its nomination recommendations to the full Board, who then make final determinations regarding Board-nominated candidates. In addition to the formal director evaluation process, the Chair solicits informal feedback from directors during her follow-up calls to each director after the conclusion of every regularly scheduled Board meeting. The Board leverages third-party software to facilitate, streamline and provide anonymity to the review process, with a view toward facilitating candor and encouraging constructive insight.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board and the key competencies discussed above, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company and its shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     16

represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board also take into consideration factors such as diversity of race, gender, ethnicity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

As described above under “Board Profile and Diversity” starting on page 10, the NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The Board seeks director candidates whose skills, experience, and expertise can augment the key competencies the NCGC and the Board have identified.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and evidence the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31st of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraphs, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock, representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Chair, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number and passes the information on to our General Counsel, our Chief Financial Officer, our General Auditor and the Chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other concerns will be referred to the Chair of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Why The Hanover—Our governance—Contact the board.”

Director Compensation

The C&HCC is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2021, the C&HCC reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, please see page 38), general industry survey data from F.W. Cook’s 2020 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 companies from various industries categorized based on their revenue and market capitalization) and a review of recent trends and developments in director compensation. The C&HCC presented its recommendations to the full Board which, at its May meeting, made its decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the 2014 Plan.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     17

Based upon its review of the information provided above and the C&HCC’s recommendation, for the 2021/2022 Annual Compensation Cycle, the Board elected not to make any changes to director compensation.

Fees	2021/2022 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2014 Plan)	$135,000
Cash Component	$95,000
Chair of the Board Retainer	$125,000
Committee Chair Retainers*
NCGC	$21,000
C&HCC	$25,000
Audit	$36,000
Committee Member Annual Retainer
NCGC	$10,000
C&HCC	$11,000
Audit	$15,000

*	Includes both committee chair and committee member retainer.

Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (1.62% for 2021 and 1.94% for 2022, as determined using the November 2020 and 2021 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

Director Compensation Table

The following table sets forth the total compensation of our non-employee directors for the 2021/2022 Annual Compensation Cycle. All amounts were paid in 2021.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)

Kevin J. Bradicich	105,103		134,897		1,000	241,000
Theodore H. Bunting, Jr.	110,103		134,897		—	245,000
Jane D. Carlin	131,103		134,897		—	266,000
J. Paul Condrin III	106,103		134,897		5,000	246,000
Cynthia L. Egan	231,103		134,897		5,000	371,000
Daniel T. Henry	106,103		134,897		5,000	246,000
Martin P. Hughes	110,103		134,897		—	245,000
Wendell J. Knox	120,103	(3)	134,897	(3)	—	255,000
Kathleen S. Lane	105,103	(3)	134,897	(3)	5,000	245,000
Joseph R. Ramrath	116,103		134,897		5,000	256,000
Harriett “Tee” Taggart	110,103		134,897		5,000	250,000

(1)

The amounts in this column reflect the grant date fair value of the annual stock retainer computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2021 included in the Company’s Annual Report.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2021. For information on the shareholdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 4.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     18

Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management program. The Company, being primarily in the business of risk, has established an enterprise-wide risk management group to monitor, assess, manage and mitigate material risks to the Company. The Board, directly or through its standing committees, regularly receives reports and presentations from key members of the enterprise-wide risk management group and management, including the Company’s CEO, Chief Financial Officer, Chief Risk Officer, Chief Information Security Officer and General Counsel on matters which, in its or management’s view, merit attention from a risk management perspective, such as catastrophe risks, counterparty risks, reserves, insured exposure aggregation levels, ex-catastrophe underwriting risk, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans, matters relating to human capital management, leadership and succession, other operational risks, and material ESG risks. Management presentations, business updates and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks, including emerging risks that could impact the Company’s long-term strategy.

In order to assist the Board in its responsibility to assess the adequacy of the Company’s risk management program, the Audit Committee regularly reviews with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s enterprise risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company, led by the Chief Risk Officer, conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the C&HCC in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the C&HCC’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 47.

Director Retirement Policy

It is the policy of the Board that a director submit his or her resignation and retire at the Annual Meeting of Shareholders following his or her attainment of age 75. The policy does not provide for any waivers or exceptions.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we expect our agents, contractors and others with whom we do business to act in accordance with our Code of Conduct. The Code of Conduct is available on the Company’s website at www.hanover.com under “Why The Hanover—Our governance—Company policies—Code of conduct policy.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Corporate Controller, on its website within four business days following the date of such amendment or waiver.

Shareholder Engagement

In addition to regular discussions with investors and analysts, the Company engages in investor outreach throughout the year as an avenue to pursue a direct dialogue with interested shareholders to learn more about their perspectives, priorities, and concerns. Engagement discussions with investors have traditionally included senior management and representatives from our investor relations department. Formal and informal communications with investors enable management and the Board to understand and consider the issues that matter most to our shareholders, so that the Company can effectively address them.

ESG, Sustainability and Corporate Responsibility

Our long-term strategy is focused on meeting our commitments to our policyholders and agents, with a view toward delivering outstanding financial results for our shareholders. We recognize that working to make a difference in the world and in the communities where we do business furthers that strategy. We place importance on operating as a socially responsible organization that is committed to treating our policyholders, employees, agents and vendors fairly, protecting our environment, giving back and enriching our communities, and governing our actions with integrity. We fundamentally believe that these values and good corporate citizenship are essential to our success and that by monitoring ESG topics, we can capitalize on opportunities and respond to material ESG risks.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     19

2021 ESG Highlights

ESG Council Formalized Management Oversight of ESG Matters - established a cross disciplinary management committee to oversee ESG matters knows as the ESG Council, headed by our Executive Vice President and General Counsel and comprised of leaders across the organization involved in ESG matters. GRI disclosure with TCFD cross-references Evolving Company ESG Disclosures - updated the Company’s GRI-referenced content index, including, for the first time, climate disclosures aligned with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations. Board oversight of ESG risks Continued to Formalize Board’s role in ESG Oversight - revised Audit Committee and C&HCC charters to further codify their oversight roles in ESG matters related to information security and data privacy (Audit Committee) and human capital management (C&HCC).

Inclusion, diversity and equity Business Resource Groups (BRGs) - launched 2 new BRGs to support underrepresented populations and their allies, bringing our total number of BRGs to 7. Financial commitment - committed to provide our BRGs with access to additional funding in upcoming years. Human capital management Employee survey - retained an independent, third-party firm to conduct a comprehensive engagement survey of our entire workforce. Hanover Hybrid Flex - reimagined how, when and where our employees work with new flexible and inclusive work arrangements for our employees. Awards and recognitions (2021) Forbes America’s Best Mid-Size Employers (2015-2021*) Human Rights Campaign’s Corporate Equality Index - Perfect score of 100/100 (2018-2021) Fairygodboss Best Company for Women (2020-2021) Fairygodboss Best Company where CEOs Support Gender Diversity (2020-2021) Disability Equality Index - Best Place to Work for Disability Inclusion (2021)

*Forbes did not issue awards for America’s Best Mid-Size Employers in 2020 due to the pandemic.

Board and Management Oversight of ESG Risks and Opportunities

The Company believes that an effective ESG strategy requires Board and management engagement and oversight of material ESG risks and opportunities. Furthermore, clear ESG governance is effective in creating accountability and driving action. The NCGC, as the committee with primary ESG oversight responsibility, has worked with management to map key ESG topics impacting the Company to ensure that these topics are being overseen at the committee and/or full Board level. Generally, ESG topics that require Company-wide oversight (e.g., Company strategy, brand quality, business operations) are overseen at the full Board level, while other topics that relate more specifically to a Board committee’s role fall under the purview of such committees (e.g., the Audit Committee  is responsible for oversight of environmental risk, data privacy and security, and related party transactions, among other topics; the C&HCC is responsible for oversight of I&D, Company culture, human capital management, and employee engagement, among other topics; and the NCGC is responsible for oversight of code of conduct, conflicts of interest and ethics, Board governance matters, shareholder rights, and community giving, among other topics). Oversight of these key ESG topics is codified in Board committee charters. In addition, management presentations and reports on these topics are formally scheduled on Board or

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     20

committee topical calendars, and they are discussed in Board and committee meetings, as applicable, throughout the year. Additionally, the NCGC receives a semi-annual ESG update that encompasses a holistic report on Company ESG activities, as well as ESG trends and developments affecting the property and casualty industry and the broader market.

Our executive leadership team, managers and business units are responsible for setting ESG direction and strategy through their programs and policies. The Company’s ESG Council, a cross-disciplinary management committee headed by our Executive Vice President and General Counsel and comprised of leaders across the organization involved in ESG matters, oversees and coordinates the Company’s ESG response. The ESG Council has a formal written charter that establishes its mission to support the Company’s ongoing commitments and initiatives related to ESG, corporate social responsibility, sustainability, and other policy matters relevant to the Company and its stakeholders. The Council assists the Company in: (a) developing general strategy relating to ESG matters; (b) creating, implementing, and monitoring initiatives and policies based on that strategy; (c) drafting and coordinating communications with employees, investors and other stakeholders with respect to ESG matters; (d) monitoring and assessing developments relating to, and improving the Company’s understanding of ESG matters; and (e) efficient, timely and accurate disclosure of ESG matters to internal and external stakeholders.

The ESG Council was also designed to be a conduit for collecting and distilling ESG matters that are surfaced by our stakeholders so that these matters can then be considered by management, incorporated into Company policy or strategy, and overseen by the Board and its committees, if necessary. In this respect, the Council serves a critical role in both coordinating the Company’s ESG posture for its stakeholders and in providing stakeholder feedback on key ESG matters to the executive team and the Board.

ESG GOVERNANCE Board / Board Committees oversee categories of ESG risks and opportunities Company executive leadership, management and business units set and execute ESG direction and strategy ESG Council oversees ESG matters to ensure consistent approach, effective disclosure and coordination across the enterprise Company engages with stakeholders through its policies, strategies and disclosures Stakeholders surface ESG matters and issues to the Company Company Stakeholders Employees Shareholders / Investors Customers Agents Supplies / Vendors Community Regulatory Authorities

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     21

ESG Disclosures

We provide additional transparency to stakeholders about our ESG efforts and priorities by publicly posting the following documents on our Company website:

•

detailed ESG disclosures under the Global Reporting Initiative (GRI) reporting framework in the form of a GRI-referenced content index (available at www.hanover.com – under “Why The Hanover – Global reporting initiative index”). In 2021, we updated the GRI-referenced content index to include cross-references to disclosures under the Task Force on Climate-related Financial Disclosures (TCFD) recommendations to the corresponding GRI key performance indicators in the index;

•

our 2021 Inclusion, Diversity and Equity Report that highlights key milestones in the Company’s I&D journey and provides snapshots of the Company’s current workforce demographics (available at www.hanover.com – under “Why The Hanover – Inclusion and diversity”);

•

a responsible investment policy that details how the Company incorporates ESG factors into its decision-making as part of the fundamental investment research and decision-making process, including the Company’s commitment to phase out and cease new investments in companies that: (i) will generate more than 25% of their revenue from mining or processing thermal coal; (ii) are in the process of developing, or have plans to develop, any new coal mine, new coal plant or new coal infrastructure; and (iii) will have more than 25% of their oil reserves in tar sands and/or will generate more than 25% of their revenue from the shipment of tar sands oil (available at www.hanover.com – under “Why The Hanover – ESG overview –Responsible investment policy”); and

•

an investor ESG presentation to serve as support and reference in discussions with investors and provide a resource to all shareholders (available at www.hanover.com – under “Investors – Events & Presentations –ESG Presentation”).

We invite you to learn more about our commitment to be an involved corporate citizen and a responsible steward of the resources entrusted to us by visiting the Company’s Corporate Responsibility website, www.hanover.com – under “Why The Hanover – ESG overview.” Information on our website is not part of or incorporated into this Proxy Statement.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     22

ITEM I

ELECTION OF DIRECTORS

The Board currently has 12 members and consists of three classes whose terms end in successive years. There are five nominees for election to the Board this year. Mr. Hughes is being nominated to serve for a two-year term expiring in 2024 to coincide with his mandatory retirement under our director retirement policy. Messrs. Bradicich, Bunting, Ramrath and Roche are each being nominated to serve for a three-year term expiring in 2025. Mr. Bradicich, whose current term otherwise expires in 2024, is being nominated for a three-year term in order to maintain appropriate balance in the size of each of our director classes.

Citing personal reasons, on February 8, 2022, Mr. Henry notified the Board of his intention to resign from the Board, effective following the Annual Meeting. The Board has voted to reduce the size of the Board to 11 members, effective immediately following the Annual Meeting and the resignation of Mr. Henry.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Bradicich is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were he not to be re-elected at the Annual Meeting, his tendered resignation would not be effective until the end of his current term in 2024.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board and management have no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     23

ITEM II

APPROVAL OF THE HANOVER INSURANCE GROUP 2022 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, shareholders will be asked to approve the adoption of The Hanover Insurance Group 2022 Long-Term Incentive Plan (the “2022 Stock Plan”). The Board, upon recommendation of the Compensation and Human Capital Committee (the “C&HCC”), approved the 2022 Stock Plan on March 1, 2022, subject to shareholder approval, to replace The Hanover Insurance Group 2014 Long-Term Incentive Plan (the “2014 Plan”). The 2022 Stock Plan will not become effective unless it is approved by our shareholders. If the 2022 Stock Plan is approved by our shareholders, we will no longer make grants under the 2014 Plan. The material features of the 2022 Stock Plan are described under “Summary of the 2022 Stock Plan” below.

The Board believes that the 2022 Stock Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including the following:

•

Independent Committee. The 2022 Stock Plan will be administered by the C&HCC, which is composed entirely of independent directors who meet the NYSE standards for independence and who meet the definitions of “non-employee directors” under Rule 16b-3(b)(3) of the Exchange Act.

•	Director Limits. The 2022 Stock Plan limits the amount of compensation (including the grant date value of awards) that may be paid or provided to our non-employee directors.
•

No Discounted Stock Options or SARs. All stock options and stock appreciation rights (“SARs”) granted under the 2022 Stock Plan must have an exercise or base price that is not less than the closing price of a share of our Common Stock on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported).

•

No Repricing. Other than in connection with certain corporate transactions or changes to our capital structure, the 2022 Stock Plan prohibits any repricing of stock options or SARs without shareholder approval.

•

Fungible Share Design. Each award granted under the 2022 Stock Plan, other than a stock option or SAR, will be counted against the share pool at a ratio of 3.2 shares to each share underlying the award.

•

Limitation on Dividend Equivalents. The 2022 Stock Plan prohibits payment of dividend equivalents on outstanding stock options and SARs, and it provides that with respect to other awards that dividends and dividend equivalents may not be paid on any other award unless and until the underlying award vests.

•	No Reload Awards. The 2022 Stock Plan prohibits the grant of “reload” awards.
•

Minimum Vesting Periods. Awards under the 2022 Stock Plan may not be scheduled to vest, in whole or in part, within one year of grant (subject to certain exceptions, including that up to 5% of the share pool may be granted without regard for this minimum scheduled vesting period, and subject to the C&HCC’s discretion to provide for accelerated vesting, including in connection with certain terminations of employment or service, or a change in control).

Reasons for Seeking Shareholder Approval

The Board believes that equity grants are a critical part of the Company’s compensation program and are important to incentivize our employees (including our executive officers) and directors to remain with the Company, to motivate them to help achieve our corporate objectives, and long-term value creation, and to align their interests with those of our shareholders. The Board approved the 2022 Stock Plan because it believes that we may not have a sufficient number of shares available under the 2014 Plan following our annual grant of equity awards in February 2023 to continue to provide equity incentives at our current levels. In fiscal 2019, 2020 and 2021, the Company made equity awards under the 2014 Plan totaling approximately 496,792 shares, 478,022 shares, and 427,821 shares, respectively. Our three-year average burn rate – the number of shares granted in each fiscal year divided by the weighted shares of our Common Stock outstanding at fiscal year end – is 1.27%. In setting the size of the share pool under the 2022 Stock Plan, the Board also considered the total amount of equity awards outstanding under existing grants, as further shown in the chart below. As of the end of fiscal 2021, there were 1,808,143 shares subject to unexercised options and unvested time- and performance-based restricted stock units (with performance-based restricted stock units measured at maximum) (commonly referred to as the “overhang”), representing approximately 5.09% of our outstanding shares. Based on an analysis of the remaining shares available for grant under the 2014 Plan, the number of equity awards outstanding under the 2014 Plan and the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”; no awards have been granted under this plan since 2014, but certain awards still remain outstanding under it), our historic burn rate, current and proposed plan features and the equity plan guidelines established by proxy advisory firms, the Board approved the 2022 Stock Plan and the share pool authorized under it to ensure that we continue to have the ability to provide industry-competitive, long-term incentive compensation. Based on these factors, the Company estimates that the availability of 3,380,000 shares, plus certain shares that would otherwise have become available again for grant under the 2014 Plan and the 2006 Plan under their respective terms, should provide a sufficient additional number of shares to enable the Company to continue to make equity awards at our historical average annual rates for the next four years.

If shareholders do not approve this Item II, the 2022 Stock Plan will not become effective, and we will continue to make awards under the 2014 Plan, but the shares that remain available will soon be insufficient and could materially affect our ability to

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     24

attract and retain key talent.  We believe that the terms of the 2022 Stock Plan, including its share pool, are reasonable, appropriate, and in the best interests of our shareholders.

Existing Equity Plan Information

The 2014 Plan is the only long-term incentive plan of the Company under which equity awards may be granted to our employees and other service providers. As of March 14, 2022, our 2014 Plan had 1,381,818 shares available for future equity award grants. To the extent that we issue any additional awards under the 2014 Plan after March 14, 2022, such shares shall reduce the number of shares that can be issued under the 2022 Stock Plan. See section entitled “Authorized Shares” below for more information. If the 2022 Stock Plan is approved by our shareholders, we will cease granting awards under the 2014 Plan, and the 2022 Stock Plan will be our only equity plan under which we may grant future equity awards.

The following table includes aggregated information, as of March 14, 2022, regarding awards outstanding under the 2014 Plan and the 2006 Plan and the proposed number of shares issuable under the 2022 Stock Plan. As of March 14, 2022, 35,566,344 shares of our Common Stock were issued and outstanding.

	Number of Shares	As a Percentage of Shares Outstanding

Shares subject to outstanding stock options (1)	1,304,540	3.67%
Shares subject to outstanding restricted stock units (with performance-based restricted stock units measured at maximum performance)	599,355	1.69%
Total shares subject to outstanding awards	1,903,895	5.35%
Total shares available for future awards under the 2014 Plan	1,381,818	3.89%
Total overhang (total shares outstanding under existing equity awards and total shares available under existing plans)	3,285,713	9.24%
Proposed new shares available for future awards under the 2022 Stock Plan (2)	3,380,000	9.50%
Number of shares that may become available for reissuance under the 2022 Stock Plan as a result of the cash settlement, forfeiture, expiration or cancellation of awards outstanding under the 2006 Plan or 2014 Plan after March 14, 2022 (3)	3,582,089	10.07%
Total shares outstanding under existing equity awards and proposed new shares to be reserved for issuance under the 2022 Stock Plan	5,283,895	14.86%

(1)	The weighted average exercise price of options is $103.76 and the weighted average remaining term for such options is 6.60 years.
(2)

Shares proposed to be available under the 2022 Stock Plan, without regard to shares subject to outstanding awards under the 2006 Plan or the 2014 Plan. Because the 2022 Stock Plan does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. In addition, the share pool under the 2022 Stock Plan is subject to reduction, as described in “Authorized Shares” below. Share counting provisions, including adjustments to the number of shares available under the 2022 Stock Plan, are described below.

(3)

Represents the number of shares subject to all outstanding awards under the 2006 Plan and the 2014 Plan as of March 14, 2022, adjusted to reflect the fungible share ratio under these plans. For a description of how these shares may become available for issuance under the 2022 Stock Plan, please see “Authorized Shares” below.

We also maintain The Hanover Insurance Group Second Amended and Restated 2014 Employee Stock Purchase Plan, which contains its own, separate number of shares available for issuance in accordance with that plan. As of March 14, 2022, there were 2,313,265 shares available for issuance under this plan.

Summary of the 2022 Stock Plan

The following is a brief summary of the material features of the 2022 Stock Plan. A copy of the 2022 Stock Plan is attached as Annex 1 to this Proxy Statement, and we urge shareholders to read it in its entirety. The following summary is qualified in its entirety by reference to the full text of the 2022 Stock Plan.

Plan Administration. The 2022 Stock Plan is administered by the C&HCC, which has the discretionary authority to, among other things, interpret the 2022 Stock Plan and any award thereunder, determine eligibility for and grant awards, determine the exercise price, base value, or purchase price, if any, applicable to any award, determine, modify or waive the terms and conditions of any

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     25

award, determine the form of settlement of awards, prescribe forms, rules and procedures for awards and otherwise do all things necessary or desirable to carry out the purposes of the 2022 Stock Plan. The C&HCC’s determinations under the 2022 Stock Plan are conclusive and binding. The C&HCC has the authority to delegate certain of its functions under the 2022 Stock Plan to one or more of its members, to certain officers, and to certain other persons in accordance with the terms of the plan. As used in this summary, the term “C&HCC” refers to the C&HCC or its authorized delegates, as applicable.

Term. No awards will be made under the 2022 Stock Plan after May 10, 2032, but previously granted awards may continue beyond that date in accordance with their terms.

Eligibility. The C&HCC selects participants from among employees, directors, consultants, and advisors of the Company and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of March 14, 2022, we estimate that approximately 4,400 employees and 11 non-employee directors, and no consultants or advisors would be eligible to participate in the 2022 Stock Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our Common Stock that may be delivered in satisfaction of awards under the 2022 Stock Plan is (a) 3,380,000 shares of a new share pool plus (b) up to such number of shares of our Common Stock subject to outstanding awards under the 2006 Plan or the 2014 Plan as of March 14, 2022 (not to exceed 3,582,089 shares as calculated using the 1:3.8 fungible share ratio under the 2014 Plan) that may become available for re-issuance as a result of the cash settlement, forfeiture, expiration or cancellation of such awards after March 14, 2022 as described below (the “Share Pool”). The Share Pool will be reduced by one share of Common Stock for every one share of Common Stock that is subject to a stock option or SAR granted after March 14, 2022 under the 2014 Plan and by 3.8 shares of Common Stock for every one share of Common Stock that is subject to a full value award granted after March 14, 2022 under the 2014 Plan. Any shares of Common Stock underlying awards granted under the 2006 Plan, the 2014 Plan, or the 2022 Stock Plan that are settled in cash or that otherwise expire, terminate or are forfeited will again be available for issuance under the 2022 Stock Plan. Shares withheld by the Company to satisfy a tax withholding obligation with respect to full value awards issued under the 2006 Plan, the 2014 Plan or the 2022 Stock Plan shall be available for re-issuance under the 2022 Stock Plan. Shares of Common Stock that are withheld by the Company in payment of the exercise price of stock options or SARs granted under the 2022 Stock Plan, the 2006 Plan or the 2014 Plan, or in satisfaction of the tax withholding requirements with respect to such awards will not again be available for issuance under the 2022 Stock Plan. Each share of Common Stock underlying an option or SAR award granted under the 2022 Stock Plan will count against the Share Pool as one share, and each share of Common Stock underlying any other award granted under the 2022 Stock Plan will count against the Share Pool as 3.2 shares. Any shares that again become available under the 2022 Stock Plan will be returned to the Share Pool in the following amounts: (i) one share of Common Stock for each share underlying a stock option or SAR granted under the 2006 Plan, the 2014 Plan, or the 2022 Stock Plan, (ii) 3.8 shares of Common Stock for each share underlying an award under the 2006 Plan or the 2014 Plan that is not a stock option or SAR (which is the same basis as they were charged to the shares reserved under the 2014 Plan), and (iii) 3.2 shares of Common Stock for each share underlying an award under the 2022 Stock Plan that is not a stock option or SAR. Shares delivered under the 2022 Stock Plan may consist of authorized but unissued shares of our Common Stock or previously issued shares of our Common Stock acquired by the Company. On March 14, 2022, the closing price of our Common Stock as reflected on the New York Stock Exchange was $142.02 per share.

Non-Employee Director Limits. The 2022 Stock Plan provides that the aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year for his or her services as a director during such calendar year, may not exceed $750,000 in the aggregate. This limitation does not apply to any compensation granted or paid for services other than as a director, including as a consultant or advisor to the Company or an affiliate.

Types of Awards. The 2022 Stock Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on shares of our Common Stock. Dividend equivalents may also be provided in connection with awards (other than with respect to stock options and SARs) under the 2022 Stock Plan, but dividend equivalents will be subject to the same risk of forfeiture that applies to the underlying award and may not be paid unless and until the underlying award vests and is payable.

•

Stock Options and SARs: The 2022 Stock Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value against which a SAR is to be measured, may not be less than 100% of the closing price of a share on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported) (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the 2022 Stock Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, and the Company may not cancel any stock option or SAR that has a per share exercise or base price greater than the closing price of a share on the date of such cancellation (or, if no closing price is reported on that date, the closing price on the immediately preceding

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     26

date on which a closing price was reported) in exchange for cash or other consideration, in each case, without shareholder approval. Each stock option and SAR will have a maximum term not more than ten years from the date of grant (or five years, in the case of certain ISOs).

•

Restricted and Unrestricted Stock and Stock Units: The C&HCC may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions.  Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to us if specified conditions are not satisfied.

•	Performance Awards: The C&HCC may grant performance awards, which are awards subject to specified performance vesting conditions.
•	Cash Awards: The C&HCC may grant cash awards, which are awards denominated in cash.
•

Other Stock-Based Awards: The C&HCC may grant other awards that are convertible into or otherwise based on shares of our Common Stock, subject to such terms and conditions as are determined by the C&HCC.

Vesting; Terms of Awards. The C&HCC has the authority to determine the terms of all awards granted under the 2022 Stock Plan, including the time or times an award will vest or become exercisable, the terms on which awards will remain exercisable and the effect of termination of a participant’s employment or service on awards, subject to the limitations set forth in the 2022 Stock Plan. No award granted under the 2022 Stock Plan (other than cash awards) may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted; however, the following awards will not be subject to the foregoing minimum vesting requirement: (i) substitute awards granted in connection with a business acquisition; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) additional awards that result in the issuance of an aggregate of up to five percent of the Share Pool. The foregoing minimum vesting restriction does not apply to the C&HCC’s discretion to provide for accelerated exercisability or vesting of any award, including upon a participant’s death, disability, or retirement, or upon a change in control. No term of an award will provide for automatic “reload” grants of additional awards or an increase in the number of shares of Common Stock subject to an award upon exercise of a stock option or SAR.

Termination of Employment or Service. The C&HCC determines the effect of termination of employment or service on an award. Unless otherwise provided by the C&HCC or in an award agreement, upon a termination of employment or service, all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the 2022 Stock Plan generally may not be transferred except by will or by the laws of descent and distribution. The C&HCC may permit the gratuitous transfer of awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 under the Securities Act of 1933.

Corporate Transactions and Change in Control. In the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”) or a “change in control” of the Company (as defined in the 2022 Stock Plan), the C&HCC may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the C&HCC may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction or change in control.

Adjustment. In the event of certain corporate transactions (including, but not limited to, a stock dividend, extraordinary cash dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic No. 718), the C&HCC will make appropriate adjustments to the maximum number of shares that may be delivered under the 2022 Stock Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise or purchase prices (or base values) of such awards or any other terms of awards affected by such change. The C&HCC may also make the types of adjustments described above to take into account distributions to shareholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2022 Stock Plan.

Amendment and Termination. The C&HCC may at any time amend the 2022 Stock Plan or any outstanding award, or terminate the 2022 Stock Plan as to future grants of awards, except that the C&HCC will not be able to alter the terms of an award if it would materially and adversely affect a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2022 Stock Plan or reserved by the C&HCC at the time of grant). Shareholder approval will be required for any amendment to the extent such approval is required by law, including the U.S. Internal Revenue Code of 1986 (the “Code”) or applicable stock exchange requirements.

Recoupment. The C&HCC may cancel, rescind or otherwise limit or restrict awards if a participant is not in compliance with the provisions of the 2022 Stock Plan or the applicable award agreement or if the participant breaches any restrictive covenant agreement with the Company, and may recover any awards or payments or shares received in respect of awards or gain in respect

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     27

of any award in accordance with any applicable Company clawback or recoupment policy or as otherwise required by applicable law or stock exchange listing standards.

U.S. Federal Income Tax Consequences Relating to the 2022 Stock Plan

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the 2022 Stock Plan. This summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences, except as noted.

Stock Options (other than ISOs).  In general, a participant has no taxable income upon the grant of an NSO but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations provided in the U.S. tax code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs.  In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares acquired pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations provided in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares acquired pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs.  The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Unrestricted Stock Awards.  A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Restricted Stock Awards.  A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations provided in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2022 Stock Plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units.  The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code), unless he or she has made a proper election to defer receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

No awards will be granted under the 2022 Stock Plan prior to its approval by our shareholders. Because future awards under the 2022 Stock Plan will be granted in the discretion of the C&HCC, subject to the terms of the plan, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table shows the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the 2014 Plan during the 2021 fiscal year. The number of performance-based restricted stock units listed in the table below is based on the

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     28

maximum number of shares of Common Stock that may be delivered under the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement.

Name	Number of Unrestricted Stock Awards	Number of Stock Options	Number of Performance RSUs (measured at maximum) (1)	Number of RSUs (1)

John C. Roche	—	41,747	24,830	8,016
Jeffrey M. Farber	—	19,084	11,414	3,686
Richard W. Lavey	—	8,648	5,173	1,671
Bryan J. Salvatore	—	7,753	4,629	1,495
Dennis F. Kerrigan	—	6,262	3,681	1,187
All current executive officers as a group	—	97,212	57,843	18,714
All current non-employee directors as a group	10,780	—	—	—
All other employees, excluding executive officers and directors, as a group	—	80,828	12,332	150,112

(1)

Includes grants of RSUs made in 2021 and the accrual of dividend equivalent rights on cash dividends paid with respect to our Common Stock during the 2021 fiscal year on unvested awards granted during and prior to 2021. Dividend equivalents are not paid unless and until the underlying award vests and is payable.

Required Vote

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2022 Stock Plan. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     29

ITEM III

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

To approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related disclosure).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The C&HCC and the Board believe the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 33, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the C&HCC will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate the next such vote will be held at the Company’s 2023 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     30

ITEM IV

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2022. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of PwC’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2022, see the “Audit Committee” section beginning on page 14. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2022 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The table below shows the fees paid or accrued for the audit and other services provided by PwC for 2020 and 2021.

	2021	2020

Audit Fees (1)	$2,866,000	$2,813,066
Audit-Related Fees (2)	—	311,361
Tax Fees	—	—
All Other Fees (3)	7,438	5,400

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.

(2)	Audit-related fees in 2020 consisted primarily of services provided in connection with reviews by state insurance departments, and work on the Company’s $300 million senior unsecured debt offering.
(3)	Other services related to purchased software.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees expected to be $250,000 or greater must be specifically approved.

The Chair of the Audit Committee (or, in her absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2021, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. In assessing the independence of PwC, the Audit Committee reviews and considers aggregate fees and other factors for all audit-related and non-audit services compared to the overall audit fee.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     31

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2021 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2021. For additional information on the duties and responsibilities of the Audit Committee, see the sections of this Proxy Statement entitled “Related-Person Transactions” (page 12), “Board Committees – Audit Committee” (page 14), “Board’s Role in Risk Oversight” (page 19), and the Audit Committee charter, available on our website, www.hanover.com, under “Why The Hanover – Our governance – Committee charters – Audit Committee” or from our Corporate Secretary.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 22, 2022

AUDIT COMMITTEE

Jane D. Carlin, Chair

Theodore H. Bunting, Jr.

Martin P. Hughes

Harriett “Tee” Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     32

EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures

The discussion of our results in this CD&A includes a discussion of our operating income before interest expense and income taxes (“Pre-Tax Operating Income”), Pre-Tax Operating Income excluding catastrophes (“Ex-Cat Operating Income”), operating return on average equity (“Operating ROE”), and adjusted Operating ROE (“Adjusted Operating ROE”). Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix A to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation and Human Capital Committee (the “C&HCC”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for establishing and monitoring our executive compensation programs. More specifically, the C&HCC is responsible for approving the compensation for our executive officers, including those identified in the table below (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to approval by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

2021 NEOs

NEO	Title

John C. Roche	President and CEO

Jeffrey M. Farber	EVP and CFO

Richard W. Lavey	EVP and President, Hanover Agency Markets

Bryan J. Salvatore	EVP and President, Specialty

Dennis F. Kerrigan	EVP and General Counsel

Executive Summary and Overview

Fiscal 2021 Highlights

Our 2021 performance was strong, with significant contributions from virtually every component of our business. Highlights include:

•	Net Income – $418.7 million, an increase of 16.7% from 2020;
•	Pre-Tax Operating Income – $432.3 million, a decrease of 10.8% from 2020;
•	Ex-Cat Operating Income – $834.9 million, an increase of 8.2% from 2020;
•	Operating ROE – 11.2% (GAAP ROE 13.4%);
•	Net Premium Written – approximately 8.6% increase in net premium written;
•	Execution of Other Strategic Objectives – executed on several major strategic priorities, as discussed under “Short-Term Incentive Compensation” below;
•	Dividend Yield – increased our quarterly dividend by 7.1% to $0.75 per share, or $3.00 annualized, returning $102.2 million to our shareholders in the form of dividends;
•	Share Repurchases – repurchased approximately 1.2 million shares for $162.6 million; and
•

Company Recognition – named a “Disability Equality Index - Best Place to Work for Disability Inclusion”; earned both a perfect score on The Corporate Equality Index and was recognized as a best place to work for LGBTQ+ equality by the Human Rights Campaign Foundation; recognized by Forbes as one of “America’s Best Mid-Size Employers”; and named a “Best Company for Women” and a “Best Company Where CEOs Support Gender Diversity” by Fairygodboss.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     33

2021 Pay Decisions

During 2021, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2021:

Note: “target compensation” as used in the graphics below and on the following page means base salary, target short-term incentive compensation, and long-term equity awards taken at target value

Variable Compensation Opportunity - As described in "2021 NEO Pay Mix" below: NEO Variable Compensation = over 76% of total target compensation package Approx. 63% of variable compensation is long-term equity tied to stock performance Approx. 37% of variable compensation is cash tied to performance Less than 24% of NEO total target compensation is base salary Short-Term Incentive Plan – As described in "Short-Term Incentive Compensation” below, strong underlying performance and achievement of strategic objectives resulted in a funding level at 120% of target Long-term Incentive Plan – performance-based restricted stock unit (‘’PBRSU”) payouts – 2019 relative total shareholder return PBRSUs - Three-year total shareholder return of 32.7% (assuming reinvestment of dividends) resulted in performance at the 46th percentile as compared to a pre-identified set of peers, and accordingly, our relative total shareholder return PBRSUs for the 2019-2021 period were earned at 91.67% of target (0%) Threshold (25%) Target (100%) Maximum (150%) Payout (91.67%) 2019 return on equity PBRSUs – Three-year average Adjusted Operating ROE was 12.8%, and accordingly, our return on equity PBRSUs for the 2019-2021 period were earned at 146.4% of target (0%) Threshold (50%) Target (100%) Maximum (150%) Payout(146.4%)

Our compensation decisions reflect, in part, the strong support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     34

2021 NEO Pay Mix

The following charts represent the 2021 pay mix for John C. Roche, our President and CEO, and our other NEOs as a group, expressed as a percentage of total target compensation opportunity for the year.

CEO Target Compensation Average All Other NEO Target Compensation Annual Base Salary Short-Term Incentive Compensation Long-Term Incentive Compensation 16% 55% 29% 43% 29% 28% Variable Compensation 84% Variable Compensation 71%

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, is also weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, innovating in a dynamic market, attracting and retaining key executives, maintaining stability in our organization, demonstrating leadership capabilities and promoting what we call our “CARE” values (Collaboration, Accountability, Respect, Empowerment), which includes supporting our I&D and other ESG objectives. To that end, when making compensation decisions, the C&HCC also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes, and other significant contributions and/or achievements of our executives. To achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ total target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between fixed compensation and compensation that may fluctuate based on company and individual performance, and has resulted in a meaningful relationship between both our short- and long-term performance and pay actually earned and realized by our NEOs.

While no standard definition of “pay for performance” has been universally adopted, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

We have demonstrated very strong performance over the past three years. During this period, our stock price appreciated 12.2%, our ordinary annual dividends paid per share increased 16.3% ($2.45 per share in 2019 to $2.85 per share in 2021), and we returned approximately $1.5 billion to shareholders in the form of stock buy-backs and dividend payments. Moreover, we continued to diversify our business across product lines and geographies and grew net written premium by 9.0%. In addition to our financial achievements, during the past three years we executed on many key strategic priorities, including increased investments in technology with an emphasis on modernizing our platforms and advancing innovation and digitization initiatives; continued progress on I&D, cultural, human capital and other ESG initiatives; and we successfully responded and continue to adapt to the challenges presented by COVID-19. We believe our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     35

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets	Actual Results/ Percent of Target	Payout Relative to Target Award

2019	Pre-Tax Operating Income - $449M Ex-Cat Operating Income - $652M Pre-Established Strategic Priorities	$453.6M / 103% $622.9M / 93% Achieved	110.00%
2020	Pre-Tax Operating Income - $416M Ex-Cat Operating Income - $630M Pre-Established Strategic Priorities	$484.7M / 150% $771.4M / 200% Achieved	140.00%
2021	Pre-Tax Operating Income - $438M Ex-Cat Operating Income - $671M Pre-Established Strategic Priorities	$432.3M / 98% $834.9M / 200% Achieved	120.00%

Long-Term Incentive Compensation: PBRSUs (Relative Total Shareholder Return Performance Metric) with Performance Periods Ending in 2019, 2020 and 2021*

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2019	Three-Year Relative Total Shareholder Return at the 50th Percentile	69.75%	88th Percentile	150.00%
2020		23.89%	88th Percentile	150.00%
2021		32.70%	46th Percentile	91.67%

*	Table does not reflect off-cycle awards made in connection with Mr. Farber’s hiring in 2016 or Mr. Salvatore’s hiring in 2017.

Long-Term Incentive Compensation: PBRSUs (Average Adjusted Operating ROE Performance Metric) with Performance Period Ending in 2021*

Year Ended	Target (100%)	3-Year Average Adjusted Operating ROE Achieved	Payout

2021	Three-Year Average Adjusted Operating ROE Achieved at 9.25% to 10.25%	12.8%	146.40%

*

The Company began issuing PBRSUs with an Adjusted Operating ROE performance metric in 2019, with a three-year performance period, and these awards vested in 2022. For additional details regarding the calculation of Adjusted Operating ROE, please see below under “Description of ROE PBRSUs.”

Long-Term Compensation: Options Granted in 2019, 2020 and 2021

		FY End 2019		FY End 2020		FY End 2021
Year of Option Award	Option Exercise Price	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option

2019	$117.22*	$136.67	$19.45	$116.92	—	$131.06	$13.84
2020	$118.54	N/A		$116.92	—	$131.06	$12.52
2021	$115.35	N/A				$131.06	$15.71

*	Adjusted to reflect the payment of special dividends during 2019.
†	Intrinsic Value is calculated as the difference between the applicable THG Closing Price and the Option Exercise Price.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     36

Other Significant Compensation Practices

✓

Equity Awards – our long-term awards for executive officers have historically been granted exclusively in the form of equity-based awards, ensuring the value of such awards at exercise or settlement is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the C&HCC retains discretion to reduce or eliminate payments to executive officers under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires our executive officers, including our NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements subject the executive to the potential return of the value received upon vesting or exercise of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;

✓	Limited Perquisites – we provide limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are prohibited from hedging their exposure to ownership of, or interests in, our securities;

✓

Stock Ownership Guidelines – we require all of our executive officers (and certain other senior officers) to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 4);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Re-pricing of Stock Option Grants – we have never re-priced stock option grants;
✓	No Tax Gross-Ups – none of our executive officers are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”) or otherwise; and
✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and, with a limited exception for TBRSUs issued to “retirement-eligible employees,” our long-term incentive award agreements, each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving any change in control benefits.

In summary, our performance and, with respect to long-term incentive awards, our stock price, have a significant impact on compensation for our NEOs. The C&HCC continues to grant target compensation at levels that it believes are appropriate under current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	tie a significant portion of compensation to overall financial and business objectives, balancing risk and reward;
•	incentivize executives to manage and invest in the long-term, sustained success of the Company;
•	encourage our executives to promote our “CARE” values, including our commitments to I&D, human capital development and other ESG priorities; and
•	align the interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     37

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the C&HCC is advised by its independent compensation consultant, F.W. Cook, as discussed in the “Board Committees – Compensation and Human Capital Committee” section beginning on page 15. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2021, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 54 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the C&HCC in 2020 based upon the recommendation of F.W. Cook due to their size relative to the Company, comparable business mix and overlap with peer groups established by certain proxy advisory firms. Based on the C&HCC’s evaluation and F.W. Cook’s recommendations, Alleghany Corporation was removed from the list of Comparative Proxy Data Companies for 2021 due largely to its differing business profile and atypical bonus program design.

Comparative Proxy Data Companies

• American Financial Group, Inc.	• Mercury General Corporation
• Axis Capital Holdings Limited	• Old Republic International Corporation
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Kemper Corporation	• The Hartford Financial Services Group, Inc.
• Markel Corporation	• W.R. Berkley Corporation

The C&HCC reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premiums written, market capitalization, and net income. While the C&HCC believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely as one of several reference points to assist the C&HCC in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation paid or awarded solely against such data, the C&HCC instead relies on the general knowledge, experience, and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

C&HCC meetings are regularly attended by our CEO, General Counsel and Chief Human Resources Officer, as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the C&HCC’s request. Other independent directors and members of management also attend meetings from time to time. In addition, the C&HCC regularly meets in executive session without members of management present. An executive is not permitted to be present while the C&HCC conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chair of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The C&HCC annually considers the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. The C&HCC’s recommendation and the results of the performance evaluation are then reviewed and discussed by the CID. Results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to approve the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the C&HCC primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     38

Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2021 Short-Term Incentive – based on 2021 Company and individual performance. Lump sum paid in March 2022. Long-Term Incentive – Time-Based and Performance-Based Restricted Stock Units. Cliff vest in 2024 Long-Term Incentive – Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant  2021 2022 2023 2024 Options have a 10-year term (2031)

I. Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs depending on their roles, skills, qualifications, and competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data), as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the combined short- and long-term incentive opportunities described below.

2021 Base Salary Rate

NEO	2021 Base Salary Rate ($)	% Change*

John C. Roche	1,030,000	3.0
Jeffrey M. Farber	720,000	2.9
Richard W. Lavey	625,000	13.6
Bryan J. Salvatore	575,000	6.5
Dennis F. Kerrigan	525,000	2.9

*Percentage change measured against base salary rate in effect as of the end of 2020.  Adjustments effective April 2021.

The annual base salary adjustment for each NEO was deemed warranted by the C&HCC in light of the NEO’s performance, expertise, experience, and breadth of responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data.

II.Short-Term Incentive Compensation

Our short-term incentive compensation program is an annual performance-based bonus program that provides cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual base salary, depending on each participant’s role, competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data) and overall pay package. Actual payouts under the program’s terms could range from 0% to approximately 195% of the target award based upon Company and individual performance, as discussed below.

Specifically, our short-term incentive compensation program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies and “CARE” values.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     39

2021 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	175%
Jeffrey M. Farber	110%
Richard W. Lavey	90%
Bryan J. Salvatore	90%
Dennis F. Kerrigan	75%

In 2021, the target award for Mr. Roche was increased from 150% to 175% of base salary. This increase was made in recognition of Mr. Roche’s performance and his increased expertise and experience in his role, and after a review of Comparative Proxy Data and Comparative Market Data. Target awards for the other NEOs were unchanged from 2020.

The C&HCC retains discretion to determine the individual bonus amount to be paid to each NEO. In determining the individual awards for our NEOs, for 2021, the C&HCC primarily considered (i) the funding level achieved under our 2021 Short-Term Incentive Compensation Program (the “STIP”), and (ii) each NEO’s individual performance. Each consideration is further described below.

The funding level achieved under the STIP. The STIP is a performance-based bonus program that provides incentive cash compensation opportunities to approximately one-half of our workforce, including our NEOs and each of our executive officers. For 2021, potential funding under the STIP ranged from 0% to a maximum of approximately 195% of target based on the following three pre-established performance metrics: (i) Pre-Tax Operating Income (20% weighting); (ii) Ex-Cat Operating Income (35% weighting); and (iii) the strategic objectives discussed below (45% weighting). The C&HCC chose this combination of metrics because they are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance goals is expected to enhance our stock value and shareholder returns in both the short- and long-term.

Actual funding is not intended to be formulaically obtained by strict application of these items, and the C&HCC retains the discretion to increase or decrease the funding pool and individual awards based upon factors it deems appropriate and in the best interests of the Company. Set forth below are the Pre-Tax Operating Income and Ex-Cat Operating Income levels required to obtain threshold, target and maximum funding levels for the STIP:

Funding Level	Pre-Tax Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (25% and 50% funding, respectively)	$175	$470
Target (100% funding)	$438	$671
Maximum (175% and 200% funding, respectively)	$548	$805

The level of Pre-Tax Operating Income and Ex-Cat Operating Income required to achieve target funding levels was increased by $22 million (5.3%) and $41 million (6.5%), respectively, above 2020 targets. Targets established for 2021 were set at levels reflecting the Company’s anticipated earnings power and planned strategic investments, as well as our desire to set goals that represent a legitimate and meaningful challenge to the organization and were designed to better reward employees when our financial performance compares favorably to that of our peers in the industry.

During 2021, Pre-Tax Operating Income was $432.3 million and Ex-Cat Operating Income was $834.9 million. Accordingly, under the formula set forth in the STIP, these two funding components of the program were achieved at 98% and 200% of target, respectively.

In addition to the financial metrics discussed above, for 2021, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement
Quality of Earnings

•       produced strong financial results, achieving net income of $418.7 million, an increase of 16.7% from 2020

•       continued to achieve rate increases above long-term loss trends in Core Commercial and Specialty Lines

•       strong stewards of capital - returned $264.8 million to shareholders in the form of dividends and stock buy-backs

•       successfully navigated personal auto insurance market despite dynamic loss trends and competitive pressures

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     40

Strategic Objective	Measure of Achievement
Profitable Growth

•       total net written premiums surpassed $5.0 billion, up 8.6% from 2020, including Commercial Lines growth of 9.2%, reflecting strong contributions from our Specialty business, and Personal Lines growth of 7.7%

•       continued rigor associated with improving a balanced and well-diversified underwriting portfolio

•       continued progress to expand distribution network by appointing new, high-quality agents, particularly in under-penetrated geographies

Relative Performance

•       achieved 2nd quartile (11.2%) Operating ROE

•       while the property and casualty industry experienced unusually elevated impact from catastrophes, our catastrophe losses were generally in line or lower than our market share in affected geographies

Optimize Organization Effectiveness

•       launched new quote-and-issue platform for Commercial Lines

•       implemented new Claims platform

•       delivered multiple business product enhancements across Small, Professional and Executive Lines

•       executed on targeted 30 basis point expense ratio reduction

Build Organization of the Future

•       built out eDeliver/eDoc capabilities for Commercial & Specialty Lines

•       introduced Personal Lines mobile app

•       upgraded our core mobile app to support future capabilities to allow attaching of photos and documents

•       made notable progress on our I&D initiatives, including:

-       enhanced content on recruiting platforms to attract more diverse candidate pool

-       accelerated efforts to diversify recruitment and hiring practices by investing in new technology to locate and source a diverse talent pool

-       evaluated Company’s benefits offerings through an I&D lens as part of 2021 open enrollment

•       continued progress against talent and cultural strategies, including:

-       rolled out “Leadership 5 Foundations” curriculum to formally codify our expectations for Company leaders

-       continued focus on targeted development for identified succession candidates for key leadership positions

-       engaged independent third-party consulting firm to conduct a comprehensive employee engagement survey of our entire workforce

Priorities in Response to COVID-19

•       amplified “CARE” culture to support employees, our local communities and partner agents. Company initiatives included:

-       engaging a third-party consultant to assess future of work and return to office

-       introduced hybrid flex workplace model and solicited employees’ in office/remote work preferences

-       made meaningful donations to several local charities in support of various COVID-related initiatives

-       hosted webinar for our agent partners designed to support our agents in bridging the gap to the “new normal” with education on emerging topics such as cyber exposure and facilities reentry

-       held virtual agent roadshows in seven states and four leadership regional events

After reviewing the Company’s overall financial performance during 2021 (measured in part by our Pre-Tax and Ex-Cat Operating Income results), the significant progress achieved with respect to the strategic objectives described above, and other factors, such as the level of difficulty associated with achieving these pre-set goals and our strong performance relative to the industry, the C&HCC determined to fund the STIP at 120% of target. While a strict formulaic approach would have produced significant additional funding for the program, the C&HCC took into consideration the unique, ongoing circumstances of the COVID-19 pandemic (balancing both its negative and positive financial impacts) and the program’s overall affordability and reasonableness in the current environment.  This funding level was the primary reference point for determining individual NEO awards because the C&HCC intends that the percentage of target paid to NEOs be comparable, generally, to the percentage funded to all participants under the STIP.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     41

NEO individual performance. Another important factor in determining the level of payment to our NEOs is the C&HCC’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the C&HCC in its evaluation of the overall individual performance of our NEOs.

John C. Roche

•	Financial metrics, including net income of $418.7 million, Pre-Tax Operating Income of $432.3 million, and Operating ROE of 11.2%;
•	Total net premiums written were $5.0 billion in 2021, up 8.6% from 2020;
•	Further enhanced organizational capabilities through targeted technology and product expansion, enhancing service and sales effectiveness;
•	Continued progress in our I&D journey building on our momentum with employee engagement and living our “CARE” values, including enhanced resources and strengthened strategic human capital focus;
•	Effectively led the transition and succession within senior leadership team; and
•	Strengthened strategic focus and longer-term vision of ESG objectives.

Jeffrey M. Farber

•	Helped drive the Company’s strong operating performance in 2021;
•	Led effective corporate finance, investment, actuarial, risk management, corporate development and financial reporting group, including successful leadership transitions and development;
•	Executed on targeted 30 basis point expense ratio reduction;
•	Headed capital management actions to return $264.8 million to shareholders in the form of dividends and share repurchases; and
•	Led a successful investor day and continued to strengthen relationship with investors and enhance quality of disclosures.

Richard W. Lavey

•	Led Personal Lines and Core Commercial businesses, resulting in strong earnings for the portfolio;
•	Net premium written in Core Commercial and Personal Lines increased 8.0% and 7.7%, respectively;
•	Advanced Small Commercial and product development capabilities through technology and leadership enhancements; and
•	Continued to deepen and strengthen relationships with partner agents.

Bryan J. Salvatore

•	Led Specialty Lines, resulting in strong earnings for the portfolio;
•	Net premium written in Specialty increased 11.1%; and
•	Advanced Specialty Lines capabilities including underwriting execution, introduction of new business, technology enhancements and sales excellence.

Dennis F. Kerrigan

•

Strengthened the Company’s approach to ESG factors through the creation and leadership of the organization’s ESG Council, and advised the Board and management with respect to corporate governance matters;

•	Managed legal and compliance organization within internal expense metrics;
•	Enhanced and strengthened the talent, diversity, and engagement of the Company’s Office of the General Counsel through strategic hiring, organizational design, and effective leadership; and
•	Provided advice and counsel on the Company’s pandemic‐related response and return to the workplace efforts, including legal, regulatory, human resources, litigation, and disclosure matters.

The 2021 STIP awards were as follows:

NEO	Award ($)

John C. Roche	2,163,000
Jeffrey M. Farber	950,400
Richard W. Lavey	675,000
Bryan J. Salvatore	621,000
Dennis F. Kerrigan	472,500

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     42

III.Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long-term goals, invest in our future and sustained success, and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of the NEO to our long-term performance;
•	the expense attributable to the award;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and existing vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to non-solicitation, non-interference, and confidentiality provisions in our favor.

2021 Long-Term Awards

The 2021 long-term awards for our NEOs were comprised of a combination of (i) performance-based (relative total shareholder return) restricted stock units (“RTSR PBRSUs”); (ii) performance-based (return on equity) restricted stock units (“ROE PBRSUs”); (iii) time-based restricted stock units (“TBRSUs”); and (iv) stock options. Each component represented approximately 25% of the total value of the award based upon its grant date fair value (assuming target performance for the PBRSUs). The mix of awards for our NEOs was intended to provide a balanced portfolio of equity awards and was chosen to tie the value able to be realized with respect to an award to long-term stock appreciation, while encouraging retention and, in some cases, the achievement of absolute or relative performance goals. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the well-being and prosperity of all of our stakeholders.

In 2021, the grant date fair value of the awards for each of our NEOs was increased to recognize the NEO’s performance, increased experience and significance to the long-term success of the Company, and to reflect competitive pay levels after a review of Comparative Proxy Data and Comparative Market Data.

2021 Long-Term Awards (Number of Shares Underlying Awards)*

NEO	RTSR PBRSUs (target)	ROE PBRSUs (target)	TBRSUs	Stock Options

John C. Roche	8,098	7,586	7,586	41,747
Jeffrey M. Farber	3,702	3,468	3,468	19,084
Richard W. Lavey	1,678	1,572	1,572	8,648
Bryan J. Salvatore	1,504	1,409	1,409	7,753
Dennis F. Kerrigan	1,215	1,138	1,138	6,262

*	Reflects initial issuance of restricted stock units and is not adjusted for subsequent accrual of dividend equivalents under the terms of these awards (see “Dividend Equivalents” below).

Description of RTSR PBRSUs

The RTSR PBRSUs:

•

are earned only to the extent that our three-year (2021-2023) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be earned between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and generally subject to continued employment through the vesting date, the RTSR PBRSUs vest on the third anniversary of the grant date).

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     43

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the three-year period, payout is capped at 100% of the target award even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

RTSR PBRSU Comparison Group

• American Financial Group, Inc.	• Mercury General Corporation
• American International Group Inc.	• Old Republic International Corporation
• Argo Group International Holdings Ltd.	• ProAssurance Corporation
• Axis Capital Holdings Limited	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• Horace Mann Educators Corporation	• The Hartford Financial Services Group, Inc.
• James River Group Holdings, Ltd.	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation

We chose the 24 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2020 RTSR PBRSUs, except Prosight Global, Inc. was removed due to its impending acquisition, which closed in August 2021. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, the Comparative Proxy Data Companies were specifically chosen because they are representative of the public companies against which we compete for executive talent.

The C&HCC chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of ROE PBRSUs

The ROE PBRSUs:

•	are earned only to the extent targeted levels of three-year average (2021-2023) Adjusted Operating ROE (described in more detail below) are achieved;
•	may be earned between 0% and 150% of the target award, based upon average Adjusted Operating ROE achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and generally subject to continued employment through the vesting date, the ROE PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of average Adjusted Operating ROE required to achieve various payouts under the program:

Average Adjusted Operating ROE (2021-2023) (%)	Percentage of Target Award Achieved

≥13.0	150%
12.5	140%
12.0	130%
11.5	120%
11.0	110%
10.6	101%
9.5 – 10.5	100%
9.0	92.9%
8.5	85.7%

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     44

Average Adjusted Operating ROE (2021-2023) (%)	Percentage of Target Award Achieved

8.0	78.6%
7.5	71.4%
7.0	64.3%
6.5	57.1%
6.0	50%
<6.0	0%

Adjusted Operating ROE is Operating ROE (see Appendix A for additional descriptions and reconciliations to GAAP) adjusted to exclude:

•

catastrophe losses (net of reinsurance) in excess of 6.0% of net earned premium; provided, however, during each year of the performance period operating income shall include catastrophe losses (net of reinsurance) of no less than 3.0% of net earned premium;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years 10 or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

The foregoing adjustments are designed to mitigate the impact (positive or negative) to operating income, net of interest expense and income taxes, (i) related to catastrophe losses significantly in excess of or below planned levels, and (ii) of events and strategic decisions that generally occurred prior to the tenure of our current executive leadership team.

The C&HCC chose the Adjusted Operating ROE metric because it believes it is an appropriate measure for evaluating operating performance within our industry and is consistent with our strategic goals and philosophy. Accordingly, the C&HCC believes the achievement of the Adjusted Operating ROE targets should increase shareholder return.

Description of TBRSUs

The TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, generally subject to the executive remaining employed by the Company through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

Dividend Equivalents

To the extent a cash dividend is paid with respect to our outstanding Common Stock prior to the vesting date for the applicable award, holders of PBRSUs and TBRSUs accrue dividend equivalents in the form of additional PBRSUs or TBRSUs, as applicable. Such additional accrued restricted stock units vest only to the extent the underlying award vests in accordance with its terms.

Description of Stock Options

The exercise price for all stock option awards is the closing price on the NYSE on the date of grant. Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the underlying shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the NEO vests in the award and our share price increases over the period of time measured from the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Long-Term Award Pay-Outs in 2021 for Awards Granted in Prior Years

During 2021, the PBRSUs granted in 2018 (earned at 150% of target based on the achievement of the applicable three-year (2018-2020) RTSR performance goal at the 88th percentile) vested. In addition, one-third of the stock options granted in each of 2019 and 2020 vested, and the final one-third of the stock options granted in 2018 vested. For additional information regarding vesting of awards in 2021, please see “Option Exercises and Stock Vested in 2021” on page 56.

In the first quarter of 2022, the RTSR and ROE PBRSUs granted in 2019 (earned at 91.67% and 146.4% of target, respectively, based on the achievement of the applicable three-year (2019-2021) RTSR performance goal at the 46th percentile and the achievement of a three-year (2019-2021) average Adjusted Operating ROE of 12.8%) and the TBRSUs granted in 2019 vested. In addition, one-third of the stock options granted in each of 2020 and 2021, vested, and the final one-third of the stock options granted in 2019 vested.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     45

Other Compensation and Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to employees generally under our 401(k) Plan (see page 56 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2021 plan year, the plan provided eligible employees, including each of our NEOs, a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of Internal Revenue Code limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($290,000 for 2021).

We adopted this plan so that all employees will be entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under the Internal Revenue Code applicable to the 401(k) Plan (subject to the limitations described in the paragraph above), and to be consistent with common market practices. This plan applies equally to all employees who have eligible compensation in excess of federal limits. The plan does not currently provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2022, since such contributions were made with respect to compensation paid in 2021, the Summary Compensation Table (see page 50), and Non-Qualified Retirement Savings Plan Table (see page 56) reflect such 2022 contributions. Such amounts are similarly included with respect to prior years.

Perquisites

The C&HCC reviews, at least annually, the corporate perquisites made available to our NEOs. The C&HCC believes corporate perquisites should represent a relatively small component of an NEO’s total compensation package. In 2021, consistent with prior years, perquisites offered to our NEOs, generally, were comprised of (i) financial planning services, (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations, and (iii) limited reimbursements for spousal travel related solely to agent conferences and Company events where spousal attendance was expected.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Our executives and other Company officers and employees are encouraged to actively participate on boards of directors or in other capacities with local non-profit organizations.

For more information regarding perquisites, please see Note 4 to the Summary Compensation Table on page 51.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The C&HCC determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the C&HCC considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination of employment without cause or resignation for good reason) before benefits are

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     46

payable, and none of our executive officers are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance Arrangements

Each of our executive officers, including our NEOs, is party to a severance arrangement, the material terms and conditions of which are summarized below.

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

The C&HCC elected to provide these benefits after considering competitive trends in severance-related benefits or, in the case of Messrs. Farber and Kerrigan, in connection with recruiting them to join the Company.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination of employment or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 57.

Risk Management and Compensation

The C&HCC endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our Chief Risk Officer and comprised of a cross-section of other officers, conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the C&HCC in conjunction with its review and approval of the compensation programs for the upcoming year, and by the C&HCC’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with our incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our Pre-Tax Operating Income financial plans are based upon a prudent investment strategy;
•

a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods, thus encouraging and rewarding a longer-term view of the Company’s success;

•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the C&HCC (and with respect to the CEO, the CID). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the C&HCC (and with respect to the CEO, the CID), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our executive officers, including our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and

•

long-term incentive awards are made exclusively in equity-based grants that, together with robust executive stock ownership guidelines, are intended to focus our NEOs and other senior employees on achieving sustainable financial results that are in the long-term interests of our shareholders.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     47

The report issued by our Chief Risk Officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment is focused on the reasonableness of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the C&HCC determined that our compensation programs and practices for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the C&HCC makes its annual executive compensation decisions. The date of this meeting is usually set well in advance and is not chosen to coincide with the release of material, non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the C&HCC, subject, with respect to the CEO, to approval by the CID. For annual equity awards made to other employees, the C&HCC approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the C&HCC for any executive officer. None of our NEOs received an off-cycle award during 2021.

The C&HCC does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The C&HCC reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such executive officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 4. As of the date of this Proxy Statement, each of our NEOs is in compliance with such guidelines.

Pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are strictly prohibited from entering into any transaction to hedge their economic exposure to ownership of, or interests in, our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives.  Accordingly, we expect that compensation to our NEOs and former NEOs in excess of $1 million will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     48

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2022 Proxy Statement

Based on the review and discussion referred to above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 9, 2022

Members of the Compensation and Human Capital Committee:

Wendell J. Knox, Chair

J. Paul Condrin III

Cynthia L. Egan

Daniel T. Henry

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     49

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2021, 2020 and, if applicable, 2019.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)

John C. Roche	2021	1,023,077	2,625,160	875,224	2,163,000	87,207	6,773,668
President and CEO	2020	1,025,000	2,249,680	750,953	2,100,000	108,780	6,234,413
	2019	936,538	1,950,189	650,024	1,358,500	84,526	4,979,777

Jeffrey M. Farber	2021	715,385	1,200,106	400,097	950,400	79,363	3,345,351
EVP and CFO	2020	722,885	1,162,171	387,983	1,078,000	76,675	3,427,714
	2019	675,577	1,087,788	362,537	753,500	78,194	2,957,596

Richard W. Lavey	2021	607,692	543,985	181,306	675,000	78,608	2,086,591
EVP and President, Hanover	2020	564,423	524,917	175,226	693,000	76,213	2,033,779
Agency Markets	2019	522,308	487,667	162,547	485,000	63,834	1,721,356

Bryan J. Salvatore	2021	566,923	487,578	162,543	621,000	61,877	1,899,921
EVP and President, Specialty	2020	555,385	449,802	150,178	680,400	61,663	1,897,428
	2019	517,308	412,582	137,548	470,000	62,714	1,600,152

Dennis F. Kerrigan	2021	521,538	393,829	131,284	472,500	72,679	1,591,830
EVP and General Counsel	2020	510,000	374,796	125,149	535,500	196,635	1,742,080

(1)

The salary figures in this column for 2020 reflect the fact that during 2020 there were 27 rather than 26 separate pay periods. Accordingly, each NEO, with the exception of Mr. Kerrigan who joined the Company in January 2020, received one additional paycheck in 2020.

(2)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2021 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(3)

Amounts in this column consist of the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above) ($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2021	656,290	1,750,115	2,625,173
	2020	562,474	1,499,796	2,249,694
	2019	487,547	1,300,154	1,950,231

Jeffrey M. Farber	2021	300,027	800,072	1,200,108
	2020	290,596	774,782	1,162,173
	2019	271,947	725,172	1,087,758

Richard W. Lavey	2021	135,996	362,655	543,983
	2020	131,284	349,952	524,928
	2019	121,917	325,098	487,647

Bryan J. Salvatore	2021	121,895	325,050	487,575
	2020	112,564	299,849	449,833
	2019	103,146	275,079	412,619

Dennis F. Kerrigan	2021	98,457	262,561	393,842
	2020	93,726	249,854	374,836

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     50

(4)	For all NEOs, 2021 amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)

John C. Roche	17,400	42,600
Jeffrey M. Farber	17,400	42,600
Richard W. Lavey	17,400	42,600
Bryan J. Salvatore	17,400	42,600
Dennis F. Kerrigan	17,400	36,842

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*

John C. Roche	18,760	5,000	3,447	†
Jeffrey M. Farber	12,140	5,000	2,223
Richard W. Lavey	10,500	5,000	3,108	†
Bryan J. Salvatore	—	—	1,877
Dennis F. Kerrigan	13,437	5,000	—

*	Reimbursements for spousal travel relate solely to certain agent conferences and company events where spousal attendance was expected.
†

Includes spousal travel on an aircraft that the Company leases a fractional interest from a third party, where the aggregate incremental cost to the Company was zero. Flights were taken in accordance with the Company’s non-commercial aircraft policy.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     51

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2021. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 57).

Grants of Plan-Based Awards in 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	2/26/21 (3)	—	1,802,500	3,514,875
	2/26/21 (4)				2,025	8,098	12,147				875,070
	2/26/21 (5)				3,793	7,586	11,379				875,045
	2/26/21 (6)							7,586			875,045
	2/26/21 (7)								41,747	115.35	875,224
Jeffrey M. Farber	2/26/21 (3)	—	792,000	1,544,400
	2/26/21 (4)				926	3,702	5,553				400,038
	2/26/21 (5)				1,734	3,468	5,202				400,034
	2/26/21 (6)							3,468			400,034
	2/26/21 (7)								19,084	115.35	400,097
Richard W. Lavey	2/26/21 (3)	—	562,500	1,096,875
	2/26/21 (4)				420	1,678	2,517				181,325
	2/26/21 (5)				786	1,572	2,358				181,330
	2/26/21 (6)							1,572			181,330
	2/26/21 (7)								8,648	115.35	181,306
Bryan J. Salvatore	2/26/21 (3)	—	517,500	1,009,125
	2/26/21 (4)				376	1,504	2,256				162,522
	2/26/21 (5)				705	1,409	2,114				162,528
	2/26/21 (6)							1,409			162,528
	2/26/21 (7)								7,753	115.35	162,543
Dennis F. Kerrigan	2/26/21 (3)	—	393,750	767,813
	2/26/21 (4)				304	1,215	1,823				131,293
	2/26/21 (5)				569	1,138	1,707				131,268
	2/26/21 (6)							1,138			131,268
	2/26/21 (7)								6,262	115.35	131,284

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2021 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of our Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

(3)

Represents an award under the 2021 STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 39 for more information). On March 11, 2022, these awards were paid to the NEOs in the following amounts: Mr. Roche, $2,163,000; Mr. Farber, $950,400; Mr. Lavey, $675,000; Mr. Salvatore, $621,000; and Mr. Kerrigan, $472,500.

(4)

Represents a grant of RTSR PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). These RTSR PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2021-2023. The PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     52

(5)

Represents a grant of ROE PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). These PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified three-year average Adjusted Operating ROE for the years 2021-2023. The ROE PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(6)

Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). The TBRSUs vest in full on the third anniversary of the date of grant. The TBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional TBRSUs that are subject to the same terms and conditions (including the applicable time-based vesting requirements) as the underlying TBRSU. All figures in the table above reflect the number of TBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(7)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     53

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2021. All awards granted prior to 2015 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan, and all other awards were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 57).

Outstanding Equity Awards at Fiscal Year-End 2021

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

John C. Roche	2/26/13	21,774	—	40.01	2/26/23	3/05/19	5,933	(4)	777,579
	2/19/14	22,305	—	54.61	2/19/24	3/05/19	8,685	(5)	1,138,256
	2/27/15	22,943	—	66.14	2/27/25	3/05/19	4,865	(6)	637,607
	2/23/16	21,413	—	77.91	2/23/26	2/28/20	6,640	(4)	870,238	6,640	(7)	870,238
	2/24/17	27,292	—	85.87	2/24/27	2/28/20				7,278	(8)	953,855
	2/27/18	72,078	—	104.11	2/27/28	2/26/21	7,750	(4)	1,015,715	7,750	(9)	1,015,715
	3/05/19	24,360	12,179	117.22	3/05/29	2/26/21				8,273	(10)	1,084,259
	2/28/20	17,311	34,623	118.54	2/28/30
	2/26/21	—	41,747	115.35	2/26/31
Jeffrey M. Farber	10/03/16	50,453	—	70.51	10/03/26	3/05/19	3,310	(4)	433,809
	2/24/17	54,569	—	85.87	2/24/27	3/05/19	4,845	(5)	634,986
	2/27/18	47,510	—	104.11	2/27/28	3/05/19	2,714	(6)	355,697
	3/05/19	13,586	6,793	117.22	3/05/29	2/28/20	3,430	(4)	449,536	3,430	(7)	449,536
	2/28/20	8,944	17,888	118.54	2/28/30	2/28/20				3,760	(8)	492,786
	2/26/21	—	19,084	115.35	2/26/31	2/26/21	3,543	(4)	464,346	3,543	(9)	464,346
						2/26/21				3,782	(10)	495,669
Richard W. Lavey	2/19/14	3,341	—	54.61	2/19/24	3/05/19	1,484	(4)	194,493
	2/27/15	17,738	—	66.14	2/27/25	3/05/19	2,172	(5)	284,662
	2/23/16	17,420	—	77.91	2/23/26	3/05/19	1,217	(6)	159,500
	2/24/17	21,222	—	85.87	2/24/27	2/28/20	1,550	(4)	203,143	1,550	(7)	203,143
	2/27/18	20,489	—	104.11	2/27/28	2/28/20				1,699	(8)	222,671
	3/05/19	6,092	3,045	117.22	3/05/29	2/26/21	1,606	(4)	210,482	1,606	(9)	210,482
	2/28/20	4,039	8,079	118.54	2/28/30	2/26/21				1,715	(10)	224,768
	2/26/21	—	8,648	115.35	2/26/31
Bryan J. Salvatore	6/12/17	21,052	—	82.39	6/12/27	3/05/19	1,255	(4)	164,480
	2/27/18	16,394	—	104.11	2/27/28	3/05/19	1,838	(5)	240,888
	3/05/19	5,154	2,578	117.22	3/05/29	3/05/19	1,030	(6)	134,992
	2/28/20	3,462	6,924	118.54	2/28/30	2/28/20	1,328	(4)	174,048	1,328	(7)	174,048
	2/26/21	—	7,753	115.35	2/26/31	2/28/20				1,455	(8)	190,692
						2/26/21	1,440	(4)	188,726	1,440	(9)	188,726
						2/26/21				1,537	(10)	201,439
Dennis F. Kerrigan	2/28/20	2,885	5,770	118.54	2/28/30	2/28/20	1,107	(4)	145,083	1,107	(7)	145,083
	2/26/21	—	6,262	115.35	2/26/31	2/28/20				1,213	(8)	158,976
						2/26/21	1,163	(4)	152,423	1,163	(9)	152,423
						2/26/21				1,242	(10)	162,777

(1)

Except as noted below, options vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. With respect to Mr. Salvatore’s 2017 options, these options vested in full on the second anniversary of the grant date.

(2)

The TBRSUs and PBRSUs awards include accrued dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include TBRSUs and PBRSUs accrued as a result of this dividend equivalent right.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     54

(3)	Based on a value of $131.06 per share, which was the closing price per share of our Common Stock on the NYSE on December 31, 2021.
(4)	TBRSUs that vest in full on the third anniversary of the grant date. The TBRSU awards granted on March 5, 2019 vested and were fully payable on March 7, 2022.
(5)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2019-2021, which was 12.8%, resulting in a payout of 146.4% of target. Accordingly, the award shown in the table reflects 146.4% of the target award value. This award vested and paid on March 7, 2022.

(6)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2019-2021, which was at the 46th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 91.67% of the target award value. This award vested and paid on March 7, 2022.

(7)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2020-2022. Performance of these awards as of December 31, 2021 would have resulted in payout at 122.4% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of average Adjusted Operating ROE achieved during the performance period.

(8)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2020-2022. Performance of these awards as of December 31, 2021 would have resulted in payout at 66.67% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period.

(9)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2021-2023. Performance of these awards as of December 31, 2021 would have resulted in payout at target, which is the number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of average Adjusted Operating ROE achieved during the performance period.

(10)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2021-2023. Performance of these awards as of December 31, 2021 would have resulted in payout at 83.33% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     55

Option Exercises and Stock Vested in 2021

The following table sets forth information for our NEOs regarding the value realized during 2021 pursuant to: (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	11,684	1,194,452	9,765	1,168,578
Jeffrey M. Farber	—	—	6,848	819,500
Richard W. Lavey	7,500	637,208	3,052	365,233
Bryan J. Salvatore	16,774	825,608	2,272	271,890
Dennis F. Kerrigan	—	—	—	—

(1)

For stock options, represents the difference between the fair market value of a share of our Common Stock at exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

Retirement Benefits

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2021, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the Internal Revenue Code limits for qualified 401(k) plans, which was $290,000 for 2021.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of Internal Revenue Code limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are generally payable upon the earlier to occur of death or six months following termination of employment with the Company.

Non-Qualified Deferred Compensation in 2021

The following table sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan for 2021:

Name	Executive Contributions in 2021 ($) (1)	Company Contributions in 2021 ($) (2)	Aggregate Earnings in 2021 ($) (3)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($) (4)

John C. Roche	—	42,600	6,168	—	433,877
Jeffrey M. Farber	—	42,600	2,453	—	202,428
Richard W. Lavey	—	42,600	6,217	—	436,740
Bryan J. Salvatore	—	42,600	1,789	—	160,835
Dennis F. Kerrigan	—	36,842	184	—	50,526

(1)	The plan does not currently allow for executive contributions.
(2)

Represents contributions made by the Company in 2022 with respect to eligible 2021 compensation. Such contributions are included in the “All Other Compensation” column of the Summary Compensation Table. In February 2021, contributions with respect to eligible 2020 compensation were made to the following NEOs in the following amounts: $42,900 for Mr. Roche; $42,900 for Mr. Farber; $41,965 for Mr. Lavey; $41,183 for Mr. Salvatore; and $13,500 for Mr. Kerrigan.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     56

(4)

Includes Company contributions made in 2022 as if such contributions were made on December 31, 2021. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2021, and we used the closing price per share on the NYSE of our Common Stock on December 31, 2021 ($131.06). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2021;
•

the Company’s RTSR and Adjusted Operating ROE over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event occurring on December 31, 2021.

Termination Other Than in Connection with a Change in Control

NEO Severance Arrangements

The material terms and conditions of the severance arrangements with each of our NEOs are summarized below:

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with the executive’s death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate the executive’s principal place of business), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and/or certain stock award agreements evidencing awards issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated or full acceleration of vesting of their awards in the event the holder dies, is disabled or terminates employment upon reaching “retirement eligibility” prior to the vesting date. In general, for these purposes, disability is as defined in the Company’s long-term disability plan and “retirement eligibility” means age 65, or age 60 with five consecutive years of service. On December 31, 2021, and as of the date of this Proxy Statement, none of our NEOs satisfied the requirements of “retirement eligibility,” although Mr. Roche may age into “retirement eligibility” with respect to his 2021 awards.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives, including each of our NEOs, could receive in connection with a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Messrs. Roche and Farber, and 1.5x for Messrs. Lavey, Salvatore and Kerrigan) times the sum of a participant’s applicable base salary and

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     57

target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. The NEOs are not entitled to a gross-up payment if their change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Pursuant to the 2014 Plan and the various agreements evidencing awards issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. To comply with Section 409A of the Internal Revenue Code, certain TBRSUs issued to individuals who meet the requirements of “retirement eligibility” (or will meet the requirements of “retirement eligibility” prior to the TBRSU’s scheduled vesting date) will immediately vest and become payable upon the occurrence of a Change in Control. Mr. Roche’s 2021 TBRSU award contains such a provision because he can age into “retirement eligibility” before the vesting date of this award. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2021, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2022.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$2,832,500	$2,832,500	$5,665,000
Cash Incentives (3)	—	—	—	—	—	1,802,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	5,744,622	7,454,693	—	—	—	7,875,395
Unexercisable Stock Options (5)	1,257,883	1,257,883	—	—	—	1,257,883
Other Benefits
Health & Welfare (6)	—	—	—	—	—	22,528
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$7,002,505	$8,712,576	$—	$2,832,500	$2,832,500	$16,713,306

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,440,000	$1,440,000	$3,024,000
Cash Incentives (3)	—	—	—	—	—	792,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	2,969,295	3,819,613	—	1,321,740	1,321,740	3,991,957
Unexercisable Stock Options (5)	617,783	617,783	—	305,941	305,941	617,783
Other Benefits
Health & Welfare (6)	—	—	—	—	—	20,707
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$3,587,078	$4,437,396	$—	$3,067,681	$3,067,681	$8,536,447

See pages 59-61 for footnotes

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     58

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,187,500	$1,187,500	$1,781,250
Cash Incentives (3)	—	—	—	—	—	562,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,338,516	1,722,391	—	—	—	1,801,158
Unexercisable Stock Options (5)	279,152	279,152	—	—	—	279,152
Other Benefits
Health & Welfare (6)	—	—	—	—	—	1,931
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$1,617,668	$2,001,543	$—	$1,187,500	$1,187,500	$4,515,991

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,092,500	$1,092,500	$1,638,750
Cash Incentives (3)	—	—	—	—	—	517,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,153,328	1,487,924	—	—	—	1,560,925
Unexercisable Stock Options (5)	244,168	244,168	—	—	—	244,168
Other Benefits
Health & Welfare (6)	—	—	—	—	—	24,091
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$1,397,496	$1,732,092	$—	$1,092,500	$1,092,500	$4,075,434

	Dennis F. Kerrigan
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$918,750	$918,750	$1,378,125
Cash Incentives (3)	—	—	—	—	—	393,750
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	552,418	778,627	—	—	—	869,059
Unexercisable Stock Options (5)	170,616	170,616	—	—	—	170,616
Other Benefits
Health & Welfare (6)	—	—	—	—	—	22,026
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	54,242
TOTAL	$723,034	$949,243	$—	$918,750	$918,750	$2,917,818

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     59

Under the CIC Plan Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

The definition of a “change in control” under the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity.

(2)

As discussed above, the Company entered into severance arrangements with each of its executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity), or in the case of Mr. Farber, two times his current base salary, in each case in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan), or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2021 STIP award earned in 2021, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2021 STIP, but payment is at the discretion of the C&HCC. For all applicable NEOs, each NEO’s actual 2021 STIP award was earned and paid during the first quarter of 2021. See the Summary Compensation Table on page 50 for more information.

(4)	PBRSUs. Represents the value of unvested PBRSUs granted in 2019, 2020 and 2021 (see “Outstanding Equity Awards at Fiscal Year-End 2021” table on page 54 for more information).

Death. In the event of an NEO’s death, a pro-rated portion of the PBRSUs vests and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For the 2019, 2020 and 2021 RTSR PBRSUs, the values of all applicable NEO’s awards are presented at 91.67%, 66.67% and 83.33% of target, respectively. For all applicable NEOs, values for the 2019 ROE PBRSUs based on Adjusted Operating ROE for the 2019-2021 period are presented at 122.7% of target, the 2020 ROE PBRSUs based on Adjusted Operating ROE for the 2020-2022 period are presented at 122.4% of target, and the 2021 ROE PBRSUs based on Adjusted Operating ROE for the 2021-2023 period are presented at target.

Disability. In the event of an NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values presented for the 2019 RTSR PBRSUs and 2019 ROE PBRSUs are based on the actual payout of 91.67% and 146.4% of target, respectively. For all applicable NEOs, values for the 2020 and 2021 PBRSUs are presented at target.

Without Cause / For Good Reason. The terms of Mr. Farber’s PBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit. As a result, Mr. Farber’s 2019 PBRSU awards would have been deemed to be vested as of December 31, 2021. The value presented for the 2019 RTSR PBRSUs and 2019 ROE PBRSUs are based on the payout calculated as of December 31, 2021 of 91.67% and 122.7% of target, respectively.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, the assumed award will be a time-based RSU with respect to the number of units that would be earned under the original PBRSU award based on the level of achievement to date, and the assumed award will fully accelerate and vest if an NEO’s employment is involuntarily or constructively terminated following the change in control. For all NEOs, values for the 2019, 2020 and 2021 awards based on relative total shareholder return are presented at 91.67%, 66.67% and 83.33% of target, respectively. For all applicable NEOs, values for the 2019 ROE PBRSUs based on Adjusted Operating ROE for the 2019-2021 period are presented at 122.7% of target, the 2020 ROE PBRSUs based on Adjusted Operating ROE for the 2020-2022 period are presented at 122.4% of target, and the 2021 ROE PBRSUs based on Adjusted Operating ROE for the 2021-2023 period are presented at target.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     60

TBRSUs. Represents the value of unvested TBRSUs granted to NEOs in 2019, 2020 and 2021 (see “Outstanding Equity Awards at Fiscal Year-End 2021” table on page 54 for more information).

Death and Disability. For applicable awards, in the event of an NEO’s death or disability, the award vests in full.

Without Cause / For Good Reason. The terms of Mr. Farber’s TBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit for purposes of this award. As a result, in the event of Mr. Farber’s termination of employment without cause or for good reason on December 31, 2021, his 2019 TBRSU awards would have vested in full.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(5)

Non-Qualified Stock Options. Represents the intrinsic value (difference between fair market value of a share of our Common Stock and the exercise price of the options multiplied by the number of accelerated options).

Death and Disability. For applicable awards, in the event of an NEO’s death or disability, any unvested options immediately vest and become exercisable in full if an NEO’s employment is terminated by reason of death or disability.

Without Cause / For Good Reason. The terms of Mr. Farber’s option awards provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit.

Change in Control. Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless their employment is involuntarily or constructively terminated following the change in control.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount that would be credited for 2021 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2020 or annualized 2021 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median compensated employee and the annual total compensation of John C. Roche, our Chief Executive Officer. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2021 fiscal year:

•

The annualized base salary of the median compensated employee of our Company (other than our CEO) was $75,000, and when short-term incentive compensation, 401(k) match and the cost of medical and health benefits is included, the annual total compensation of the median compensated employee (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 50) was $112,291;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 50 (and then adding the cost of certain medical and health benefits, as described below), was $6,791,100;

•	Based on the foregoing, for 2021 the ratio of the total compensation of Mr. Roche to the annual total compensation of our median compensated employee was 60 to 1.

To calculate our CEO pay ratio as described above, we used the following methodology and assumptions:

Median Employee

•	For our 2021 ratio, we selected a new median compensated employee because we used the same median compensated employee in each of the prior three years.
•

We selected December 29, 2021 as the date used to identify the median compensated employee. As of December 29, 2021, we had an employee population of 4,385 employees (excluding our CEO) from which to determine the median employee;

•

To identify the median compensated employee, we analyzed the 4,385 employee population based on total target compensation for 2021 (i.e., 2021 base salary, 2021 target bonus or short-term incentive compensation to be paid in 2022 and the target 2021 long-term incentive compensation granted in 2021). Total target compensation was selected as the consistently applied compensation measure because this is the metric that the Company bases its compensation decisions on and how it views the compensation it pays to its employees; and

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     61

•

We calculated the actual annual total compensation paid to the median compensated employee using the same methodology we used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 50 (including bonus amounts totaling $14,874 and the Company’s contribution to the 401(k) plan on behalf of the median compensated employee of $4,823), and added the $17,594 cost of medical and health benefits attributed to the median compensated employee through Company-sponsored benefit plans.

CEO

•

Mr. Roche’s total compensation was calculated by using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 50 and by adding the $17,432 cost of medical and health benefits that the Company attributed to Mr. Roche in 2021 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median compensated employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     62

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2021, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-508-855-1000 (and ask the operator for Investor Relations) or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2021, by calling 1-508-855-1000 (and asking the operator for Investor Relations) or by writing to THG at our principal executive offices, 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by email to the Company’s Corporate Secretary, corpsecy@hanover.com, before 5:00 p.m. Eastern time on November 25, 2022, and must otherwise comply with SEC rules in order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2023 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2023 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted by email to the Company’s Corporate Secretary, corpsecy@hanover.com, by 5:00 p.m. Eastern time on February 8, 2023, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 8, 2023, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

To comply with the universal proxy rules (which will be effective for our 2023 Annual Meeting), shareholders who intend to solicit proxies for the Company’s 2023 Annual Meeting of shareholders in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023 (the first business day following March 11, 2023).

DATED at Worcester, Massachusetts this 25th day of March 2022.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     63

ANNEX I

THE HANOVER INSURANCE GROUP

2022 LONG-TERM INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to provide for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINSTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan and any Awards; determine eligibility for and grant Awards; determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; determine, modify, accelerate or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or a combination of the foregoing); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award.  Determinations of the Administrator made under the Plan or any Award are conclusive and will bind all persons.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)  Number of Shares; Fungible Share Pool.  Subject to adjustment as provided for herein, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is:

(i)3,380,000, plus up to such number of shares of Stock (not to exceed the Prior Plan Over-Hang Limit) subject to awards outstanding under the 2006 Plan or the 2014 Plan as of March 14, 2022 (the “Cut-Off Date”) solely to the extent such shares become available for re-issuance hereunder after the Cut-Off Date pursuant to Section 4(b), less

(ii)one (1) share of Stock for every one (1) share of Stock that was subject to a stock option or stock appreciation right granted after the Cut-Off Date under the 2014 Plan, and three and eight-tenths (3.8) shares of Stock for every one (1) share of Stock that was subject to an award granted after the Cut-Off Date under the 2014 Plan other than a stock option or a stock appreciation right.  On or after the Adoption Date, no awards may be granted under the 2014 Plan.

Each share of Stock that is subject to a Stock Option or SAR granted under the Plan shall be counted against the foregoing share limit as one (1) share of Stock.  Each share of Stock that is subject to an Award other than a Stock Option or SAR granted under the Plan shall be counted against the limit as three and two-tenths (3.2) shares of Stock.  To the extent consistent with the requirements of Section 422 and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan. Up to the total number of shares available for Awards under Section 4(a)(i) may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan.

(b)  Shares Available for Re-Issuance.  If, after the Cut-Off Date, an award granted under the 2006 Plan or the 2014 Plan or an Award granted under this Plan, or any portion thereof, is forfeited, cancelled or is settled for cash or expires, then the shares of Stock subject to such Award or award under the 2006 Plan or the 2014 Plan shall, to the extent of such forfeiture, expiration, cancellation or cash settlement, be available for issuance under the Plan. In addition, shares of Stock withheld by the Company to satisfy any tax withholding obligation with respect to an Award that is not a Stock Option or SAR or, after the Cut-Off Date, shares of Stock withheld by the Company to satisfy any tax withholding obligation with respect to an award granted under the 2006 Plan or the 2014 Plan that is not a stock option or a stock appreciation right, shall be available for issuance under the Plan. Any shares of Stock that become available again for issuance hereunder shall become available in the following amounts: (i) one (1) share of Stock for every one (1) share of Stock that was subject to a Stock Option or SAR or an option or stock appreciation right granted under the 2006 Plan or the 2014 Plan; (ii) three and eight-tenths (3.8) shares of Stock for every one (1) share of Stock that was subject to an award granted under the 2006 Plan or the 2014 Plan other than a stock option or stock appreciation right (which was the fungible award ratio in the 2014 Plan);

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AN-1

and (iii) three and two-tenths (3.2) shares of Stock for every one (1) share of Stock that was subject to an Award other than a Stock Option or SAR granted under the Plan. Notwithstanding any provision of this Plan to the contrary, the following shares of Stock shall not become available again for issuance hereunder: (w) shares of Stock withheld by the Company in payment of the purchase price of a Stock Option or a stock option granted under the 2006 Plan or the 2014 Plan, (x) shares of Stock withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Option or a SAR or a stock option or stock appreciation right granted under the 2006 Plan or the 2014 Plan, (y) shares of Stock subject to a SAR or a stock appreciation right under the 2006 Plan or the 2014 Plan that are not issued in connection with the stock settlement of the SAR or a stock appreciation right under the 2006 Plan or the 2014 Plan on exercise thereof, and (z) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options or stock options under the 2006 Plan or the 2014 Plan.

(c)  Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.

(d)  Non-Employee Director Limits.  The aggregate value of all compensation granted or paid to any Director with respect to non-employee director service during any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value of such Awards in accordance with the Accounting Rules, assuming a maximum payout.  For the avoidance of doubt, the limitation in this Section 4(d) will not apply to any compensation granted or paid to a Director for his or her services to the Company or any of its Affiliates other than as a Director, including, without limitation, as a consultant or advisor to the Company or any of its Affiliates.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and directors of, consultants and advisors to, the Company and its Affiliates; provided, that, subject to the express exceptions, if any, as the Administrator may establish, eligibility for participation in the Plan shall be further limited to those persons as to whom the use of a Form S-8 Registration Statement (or a similar successor form) is permissible.  Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a)  All Awards.

(1)  Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein.  No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.  Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)  Term of Plan.  No Awards may be made after ten years from the Adoption Date, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)  Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards, may be transferred other than by will or by the laws of descent and distribution.  During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant.  The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended (the “Securities Act”)), subject to such limitations as the Administrator may impose.

(4)  Vesting, etc.  The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable.  Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than Cash Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with a business acquisition, (ii) shares delivered in lieu of fully vested cash obligations, (iii) Awards to Directors that vest on the earlier of the one-year

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AN-2

anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan; and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award agreement or otherwise. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:

(A)  Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)  Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)  Each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)  All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the Administrator determines that the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5)  Additional Restrictions.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award (in whole or in part) at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates, including with respect to the Code of Conduct or other policies of the Company, non-competition, non-solicitation, confidentiality or other similar provisions.  Each Award will be subject to any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging.  Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section.  In addition, rights, payments and benefits under any Award shall be subject to repayment to, or recoupment by, the Company in accordance with any clawback or recoupment policies and procedures that the Company may adopt from time to time.  Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)  Taxes.  The issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award.  The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to an Award as it deems necessary or appropriate.  Without limitation to the foregoing, the Company or any of its Affiliates will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or any of its Affiliates, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AN-3

charge to the Participant even if legally applicable to the Company or any of its Affiliates).  The Administrator, in its sole discretion, may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules).  Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been paid directly to the applicable Participant.  In addition, the Company and its Affiliates may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any of its Affiliates.

(7)  Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award (other than an Option or a SAR, except as contemplated by Section 7 of the Plan) whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and in no event shall such dividends or dividend equivalents be paid unless and until such Award vests and becomes payable. Any entitlement to dividend equivalents or similar entitlements are intended to be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A, and shall be construed accordingly. Dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such additional limits or restrictions as the Administrator may impose.

(8)  Rights Limited.  Nothing in the Plan or any Award will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9)  Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10)  Section 409A.

(A)  Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)  Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)  If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)  For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E)  With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar

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event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Treas. Regs. §1.409A-3(i)(5).

(b)  Stock Options and SARs.

(1)  Time and Manner of Exercise.  Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator), which may be an electronic notice, accompanied by any payment required under the Award or other provision with respect to payment.  A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)  Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.  Except as contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3)  Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4)  Maximum Term.  Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)  Mergers, etc.  Except as otherwise provided in an Award agreement, in the event of a Covered Transaction or a Change in Control, whether or not such Change in Control constitutes a Covered Transaction, the Administrator may take one or more of the following actions:

(1)  Assumption or Substitution.  If the Covered Transaction or Change in Control is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof, or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)  Cash-Out of Awards.  Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (i) the fair market value of one share of Stock (as determined by the Administrator) times the number of shares of Stock subject to the Award or such portion, over (ii) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.  For the avoidance of doubt, in the event that the fair market value of a share of Stock (as determined pursuant to Section 7(a)(2)) is equal to or less than the exercise price or base value of an Award, as applicable, the Award may be cancelled with no payment due in respect of it.

(3)  Acceleration of Certain Awards.  Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that (i) any Award requiring exercise will become exercisable, in full or in part, (ii) the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, and/or (iii) the forfeiture or vesting conditions with respect to any Restricted Stock will lapse or be satisfied, as applicable, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares or the lapse of the forfeiture or vesting conditions, as the case may be, to participate as a stockholder in the Covered Transaction and/or Change in Control.

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(4)  Termination of Awards Upon Consummation of Covered Transaction and/or Change in Control.  Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction and/or Change in Control, other than Awards assumed pursuant to Section 7(a)(1) above.

(5)  Additional Limitations.  Any award, share of Stock and any cash or other property delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction and/or Change in Control. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.  In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction and/or Change in Control, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction and/or Change in Control be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)  Changes in and Distributions with Respect to Stock.

(1)  Basic Adjustment Provisions.  In the event of a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)  Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)  Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or non-U.S. securities law.  Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates.  In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted.  Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator.  For the avoidance of doubt, except as contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, amend the Plan to permit any of the actions described in the second sentence of Section 6(b)(2).

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10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)  Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (i) the Plan, (ii) the 2006 Plan, (iii) the 2014 Plan, (iv) any Award, (v) any award under the 2006 Plan or the 2014 Plan, or (vi) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting (or being deemed to have accepted) an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)  Limitation of Liability.  Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)  Unfunded Plan.  The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award.  Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable.  All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a)  Certain Requirements of Corporate Law.  Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)  Choice of Law.  Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)  Jurisdiction.  By accepting (or being deemed to have accepted) an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of  the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts, that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the

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venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“2006 Plan”:  The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan, as in effect prior to May 20, 2014.

“2014 Plan”: The Hanover Insurance Group 2014 Long-Term Incentive Plan, as in effect prior to the Adoption Date.

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more executive officers of the Company the authority to grant Awards among such persons (other than executive officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii), the Compensation Committee (or a properly delegated member or members of such Committee) shall have established procedures and requirements for such delegation in its discretion and shall have authorized the issuance of a specified maximum number of shares of Stock under such Awards; (iv) to the extent permitted by applicable law, to one or more employee members of the Board the power to grant Awards to persons (other than executive officers of the Company) eligible to receive Awards under the Plan under such procedures as the Compensation Committee (or a properly delegated member or members of such Committee) shall have established in its discretion; and (v) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. The Committee of Independent Directors of the Board shall also serve as the Administrator herein with respect to those responsibilities and duties that have been delegated to it by the Board pursuant to its charter.  Except as expressly provided in the preceding sentences or as otherwise determined by the Compensation Committee, any person to whom the authority to grant or allocate Awards has been delegated pursuant to the preceding sentences shall also be deemed to possess the other administrative duties, powers and responsibilities or otherwise described in Section 3 with respect to such Awards. In the event of any delegation described in the preceding sentences, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Adoption Date”: May 10, 2022, subject to receiving shareholder approval at the Company’s 2022 annual meeting of shareholders.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”:  Any or a combination of the following issued under the Plan:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash, but only if the Award specifies in writing that it is issued pursuant to this Plan.

“Cause”:  In the case of any Participant, any of the following: (i) the continued willful failure of the Participant to perform substantially his or her duties with the Company or any of its affiliates (other than any such failure resulting from the Participant’s incapacity due to disability within the meaning of the Company’s short-term disability plan as in effect at the time such determination is made) after ten (10) days prior written notice from the Administrator; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony (whether or not related to the business of the Company); (iii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or any of its affiliates; (iv) the breach by the Participant of the Code of Conduct or other policy of the Company, in each case as in effect from time to time, or any non-competition, non-disclosure, non-solicitation or similar agreement with the Company or any of its affiliates; or (v) such other act, failure to act, condition or event, if any, as may be determined by the Administrator at or prior to the time of grant of an Award.  Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company or any of its affiliates that contains a definition of “Cause,” and specifically references such definition with respect to Awards under the Plan, then such definition shall apply for so long as such

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agreement is in effect (in the case of such Participant) in lieu of the definition set forth in the preceding sentence. A failure to make a determination as to Cause by the Administrator shall have no bearing whatsoever on any other proceedings.

“Change in Control”: Any of the following: (i) the members of the Board at the beginning of any consecutive twenty-four (24) calendar month period (the “Incumbent Directors”) cease at any time during such period for any reason other than due to death, Disability or Retirement (in the event of a member’s death, Disability or Retirement, such member shall be deemed to continue as an Incumbent Director until such member’s seat on the Board is filled) to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of such Incumbent Directors shall be treated as an Incumbent Director; (ii) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, except this provision shall not be applicable if the Company, in connection with raising capital or making an acquisition (including through the issuance of debt or other securities which are convertible into securities with voting power), voluntarily agrees to issue to a “person” or a “group” (as defined above) in such a transaction, securities aggregating (when combined with securities owned by such person or group immediately prior to such transaction) 35% or more, but less than a majority, of the combined voting power of the Company’s then outstanding securities (but this exception shall not apply to any subsequent transfer, except to the extent agreed to by the Company, in writing, at the time such securities are issued); (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires the approval of the Company’s stockholders (excluding a corporate transaction involving solely the Company and its affiliates) (a “Business Combination”), unless the stockholders immediately prior to such Business Combination own more than 50% of the total voting power of the successor corporation resulting from such Business Combination or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to such Business Combination; (iv) the stockholders of the Company approve a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  The Hanover Insurance Group, Inc.

“Compensation Committee”:  The Compensation and Human Capital Committee of the Board.

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Director”:  A member of the Board who is not an Employee.

“Disability”: With respect to a member of the Board, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate.  If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.  Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

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“Fair Market Value”:  Except as otherwise determined by the Administrator in a manner consistent with the requirements of Section 409A, as of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”:  A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award, and may include, without limitation, performance relating to any or any combination of the following (which may be determined on an absolute, relative, or other basis): sales; revenues; assets; expenses; book value; risk management; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or capital gains or losses, determined on the basis of operations, continuing operations or otherwise and on an aggregate or per share basis; written or earned premium growth, direct or net; written or earned premium, direct or net; new business premium, direct or net; policy retention; premium retention; policies in force; pricing; underwriting income; investment income or yield; segment income; operating income; return on equity, investment, capital or assets; one or more operating ratios (including, without limitation, loss and loss adjustment expense ratio, catastrophe loss ratio, combined ratio, expense ratio, accident or calendar year); borrowing levels, leverage ratios or credit rating; financial strength rating; market share; productivity improvements; capital expenditures; cash flow; stock price; stockholder return; economic value added; surplus levels or growth; product development; sales of particular products or services; development of business goals; customer acquisition, satisfaction or retention; service levels or standards; leadership effectiveness; human capital management; environmental, social and governance (ESG) metrics; business development; or the occurrence of, or participation in the negotiation or effectuation of, any of: acquisitions and divestitures (in whole or in part), joint ventures and strategic alliances, spin-offs, split-ups and the like, reorganizations, or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.  A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole.  A Performance Criterion may also be based on individual performance and/or subjective performance criteria (or any combination of any of the criteria described in this definition).  The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”:  The Hanover Insurance Group 2022 Long-Term Incentive Plan, as from time to time amended and in effect.

“Prior Plan Over-Hang Limit”: 3,582,089 shares of Stock, which was determined as follows: one share for each outstanding stock option or stock appreciation right; and 3.8 shares for each other outstanding award (which was the fungible share ratio under the 2014 Plan), in each case issued under the 2006 Plan or the 2014 Plan and outstanding as of the Cut-Off Date.

“Restricted Stock”:  Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Retirement”: With respect to a member of the Board, retirement pursuant to a retirement policy then in effect for members of the Board.

“SAR”:  A right entitling the holder upon exercise to receive an amount equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”:  Section 409A of the Code and the regulations thereunder.

“Section 422”:  Section 422 of the Code and the regulations thereunder.

“Stock”:  Common stock of the Company, par value $0.01 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

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Appendix A

Non-GAAP Financial Measures

The discussion of our results in the CD&A includes a discussion of our operating income before interest expense and income taxes (“Pre-Tax Operating Income”), Pre-Tax Operating Income excluding catastrophes (“Ex-Cat Operating Income”), operating return on average equity (“Operating ROE”), and average adjusted Operating ROE (“Adjusted Operating ROE”), each of which are non-GAAP financial measures.

Pre-Tax Operating Income

Pre-Tax Operating Income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized and unrealized investment gains and losses, losses on the repayment of debt, discontinued operations, interest expense on debt, and income taxes. A reconciliation of Pre-Tax Operating Income to income from continuing operations is presented below and on page 38 of our Annual Report on Form 10-K filed with the SEC on February 25, 2022.

Ex-Cat Operating Income

Ex-Cat Operating Income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that catastrophes are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of 2021, 2020 and 2019 Pre-Tax Operating Income and Ex-Cat Operating Income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below.

(in millions)	2021	2020	2019

Income from continuing operations, net of tax	$420.0	$362.0	$429.0
Adjustment for certain non-operating items	(101.7)	(7.0)	(97.4)
Operating income, net of interest expense and income taxes	318.3	355.0	331.6
Income tax expense on operating income	80.0	92.6	84.5
Interest expense on debt	34.0	37.1	37.5
Pre-Tax Operating Income	432.3	484.7	453.6
Pre-Tax catastrophe effect	402.6	286.7	169.3
Ex-Cat Operating Income	$834.9	$771.4	$622.9

Operating Return on Average Equity and Average Adjusted Operating Return on Equity

Operating ROE is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including certain of those items noted above under “Pre-Tax Operating Income.” Operating ROE is calculated by dividing operating income after taxes and interest expense on debt for the applicable period by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax (and for 2019, also excludes the payment made on January 2, 2019 for the Accelerated Share Repurchase ("ASR") agreement entered into on December 30, 2018). Additionally, total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure to shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax. Average shareholders’ equity in each of the annual periods of 2021, 2020 and 2019 is calculated using balances at the end of each quarter in such years, and the beginning balances at December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

Adjusted Operating ROE, also a non-GAAP financial measure, is calculated by adjusting Operating ROE for each respective annual period to exclude the following, after which each annual period’s Adjusted Operating ROE is averaged together.

•

catastrophe losses (net of reinsurance) in excess of 6.0% of net earned premium; provided, however, during each year of the performance period operating income shall include catastrophe losses (net of reinsurance) of no less than 3.0% of net earned premium;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years 10 or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AP-1

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. Operating ROE and the related shareholders’ equity balances used in the calculations for 2021, 2020 and 2019 are reconciled in the tables below.

	Period ended
(in millions)	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021

Total shareholders’ equity (GAAP)	$3,202.2	$3,046.8	$3,154.0	$3,102.3	$3,144.9
Less: net unrealized appreciation on fixed maturity investments, net of tax	428.1	242.6	304.7	256.8	184.9
Total shareholders’ equity, excluding net unrealized appreciation on fixed maturity investments, net of tax	2,774.1	2,804.2	2,849.3	2,845.5	2,960.0

Year ended December 31, 2021
Average shareholders' equity (GAAP)					$3,130.0
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax					$2,846.6

(in millions)	Year ended December 31, 2021

Net income ROE
Net income (GAAP)	$418.7
Average shareholders’ equity (GAAP)	$3,130.0
GAAP return on equity	13.4%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$318.3
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax	$2,846.6
Operating return on equity	11.2%

	Period ended
(in millions)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

Total shareholders’ equity (GAAP)	$2,916.2	$2,736.6	$3,071.7	$3,155.0	$3,202.2
Less: net unrealized appreciation on fixed maturity investments, net of tax	216.0	132.8	384.5	412.3	428.1
Total shareholders’ equity, excluding net unrealized appreciation on fixed maturity investments, net of tax	2,700.2	2,603.8	2,687.2	2,742.7	2,774.1

Year ended December 31, 2020
Average shareholders' equity (GAAP)					$3,016.3
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax					$2,701.6

(in millions)	Year ended December 31, 2020

Net income ROE
Net income (GAAP)	$358.7
Average shareholders’ equity (GAAP)	$3,016.3
GAAP return on equity	11.9%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$355.0
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax	$2,701.6
Operating return on equity	13.1%

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AP-2

	Period ended
(in millions)	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019

Total shareholders’ equity (GAAP)	$2,954.7	$2,927.0	$2,941.1	$3,086.8	$2,916.2
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(27.2)	90.7	192.3	235.3	216.0
Payment made on January 2, 2019 for the ASR agreement entered into on December 30, 2018	250.0	-	-	-	-
Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment	2,731.9	2,836.3	2,748.8	2,851.5	2,700.2

Year ended December 31, 2019
Average shareholders' equity (GAAP)					$2,965.2
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax					$2,773.7

(in millions)	Year ended December 31, 2019

Net income ROE
Net income (GAAP)	$425.1
Average shareholders’ equity (GAAP)	$2,965.2
GAAP return on equity	14.3%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$331.6
Average shareholders' equity, excluding net unrealized appreciation on fixed maturity investments, net of tax	$2,773.7
Operating return on equity	12.0%

A reconciliation of three-year average GAAP return on equity to three-year average Adjusted Operating ROE (non-GAAP) is presented below:

GAAP return on equity (see calculation of each year's GAAP ROE above)
2021	13.4%
2020	11.9%
2019	14.3%
Three-year average ROE	13.2%

Operating return on equity (non-GAAP) (see calculation of each year's Operating ROE above)
2021	11.2%
2020	13.1%
2019	12.0%
Three-year average Operating ROE (non-GAAP)	12.1%

Adjustments for compensation plan provisions (see description of adjustments to Operating ROE discussed above)	0.7%
Three-year average Adjusted ROE (non-GAAP)	12.8%

THE HANOVER INSURANCE GROUP   2022 PROXY STATEMENT     AP-3

The Hanover Insurance Group® The Hanover Insurance Company 440 Lincoln Street, Worcester, MA 01653 Hanover.com 07148PR (3/22) @2022 The Hanover Insurance Group, Inc.

The Hanover Insurance Group® P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/THG Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-895-6920 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided The Hanover Insurance Group, Inc. Annual Meeting of Shareholders For Shareholders as of March 14, 2002 TIME: Tuesday, May 10, 2002, 9:00 a.m. Eastern Time PLACE: Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/THG for more details. Proxy for Annual Meeting of Shareholders to be held on May 10, 2022 This proxy is being solicited on behalf of the Board of Directors The Shareholder signing on the reverse side (the “undersigned”), having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and Dennis F. Kerrigan, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 10, 2022, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, and FOR the approval of The Hanover Insurance Group 2022 Long-Term Incentive Plan, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2022. All votes must be received by 11:59 p.m. Eastern Time, on May 9, 2022 to ensure inclusion in the meeting. PLEASE BE SURE TO VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED

The Hanover Insurance Group, Inc. 2022 Annual Meeting of Shareholders Please make you marks this: X Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR each of the Director nominees listed in proposal 1 and FOR proposals 2, 3 and 4. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect five individuals to the Board of Directors: FOR AGAINST ABSTAIN 1.01 Martin P. Hughes – Two-year term expiring in 2024 FOR 1.02 Kevin J. Bradicich - Three-year term expiring in 2025 FOR 1.03 Theodore H. Bunting, Jr. – Three-year term expiring in 2025 FOR 1.04 Joseph R. Ramrath - Three-year term expiring in 2025 FOR 1.05 John C. Roche - Three-year term expiring in 2025 FOR FOR AGAINST ABSTAIN 2. To approve The Hanover Insurance Group 2022 Long-Term Incentive Plan. FOR 3. To approve the advisory vote on the Company’s executive compensation. FOR 4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2022. FOR In order to attend the virtual meeting, Participate and vote online during the Annual Meeting, you must register in advance at www.proxydocs.com/THG prior to May 6, 2022 at 5:00 p.m. Eastern Time. Authorized Signatures – This Section must be completed for your instructions to be executed in accordance with the terms of your Proxy as set forth under the heading “Proxy for Annual Meeting of Shareholders to be held on May 10, 2022”  on the reverse side hereof. Please sign exactly as your names(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature (and Title if applicable) Date Signature (if held jointly) date